This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED March 7, 2017

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209077

Preliminary PROSPECTUS SUPPLEMENT
(to Prospectus dated February 9, 2016)

Units, with each unit consisting of one share of Series A Convertible Preferred Stock and a Warrant to
purchase          shares of Common Stock

We are offering shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) and warrants (“Warrants”) to purchase up to           shares of our common stock, par value $0.001 per share (“Common Stock”). This prospectus supplement also covers the shares of Common Stock issuable from time to time upon conversion of the Series A Preferred Stock and the exercise of the Warrants (this “Offering”).

Each share of Series A Preferred Stock is convertible into            shares of Common Stock at any time at the option of the holder of Series A Preferred Stock at a conversion price of $          per share, subject to adjustment discussed herein. The Warrants are exercisable after the six-month anniversary of the original date of issuance (the “Initial Exercise Date”) and ending at 11:59 p.m. on the fifth anniversary of the original date of issuance (the “Expiration Date”).

Our Common Stock is listed on The Nasdaq Capital Market (“NASDAQ”) under the symbol “FCSC.” On March 6, 2017, the consolidated closing bid price of our Common Stock on NASDAQ was $0.6507 per share. There is no established public trading market for the Series A Preferred Stock or the Warrants, and we do not expect any such market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock or the Warrants on any national securities exchange or other nationally recognized trading system.

Investing in our Series A Preferred Stock, Warrants and Common Stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement and page 3 in the accompanying prospectus, and in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Offering is being made without an underwriter or placement agent and we will not be paying any underwriting discounts or commissions in connection with this Offering.  We will receive all of the proceeds from the securities sold in this Offering.  We will receive net proceeds from the sale of these shares of approximately $          million after deducting estimated offering expenses of approximately $         .

Delivery of the shares of Series A Preferred Stock and Warrants issued at the closing of this Offering (the “Closing”) is expected to be made on or about             , 2017.

The date of this prospectus supplement is          , 2017.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this Offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this Offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-209077) that we initially filed with the Securities and Exchange Commission (the “SEC”) on January 21, 2016, and that was declared effective by the SEC on February 9, 2016. This document is in two parts. The first part is this prospectus supplement which describes the terms of this Offering and adds to and updates the information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this Offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or in any document incorporated by reference into this prospectus supplement that was filed with the SEC before the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus relate to this Offering. Before buying any of the shares of Series A Preferred Stock and Warrants offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein and therein by reference as described below under the section entitled “Incorporation of Certain Information by Reference” on page S-53 of this prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information.

We are not making offers to sell or solicitations to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Persons outside the United States who come into possession of this prospectus supplement and accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus supplement and accompanying prospectus outside the United States. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein and therein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information” on page S-52 of this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly-available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market data and industry statistics and forecasts presented in this prospectus supplement, accompanying prospectus or the documents incorporated herein and therein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors. Accordingly, investors should not place undue reliance on this information.

S-ii

Unless the context otherwise requires, in this prospectus supplement the “Company,” “Fibrocell,” “we,” “us,” “our” and similar names refer to Fibrocell Science, Inc. and its subsidiaries.

This prospectus supplement and the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. We have registered or filed applications to register certain trademarks in the United States and abroad, including Fibrocell®, Fibrocell Science® and LAVIV®. All other trademarks or trade names referred to in this prospectus supplement and the accompanying prospectus are the property of their respective owners

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this Offering and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, and the information incorporated by reference in this prospectus supplement, including our financial statements, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Company Overview

We are an autologous cell and gene therapy company focused on translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Our approach to personalized biologics is distinctive and the foundation of our personalized biologics platform is our proprietary autologous fibroblast technology. Fibroblasts are the most common cell in skin and connective tissue and are responsible for synthesizing extracellular matrix proteins, including collagen and other growth factors, that provide structure and support. Because fibroblasts naturally reside in the localized environment of the skin and connective tissue, they represent an ideal delivery vehicle for proteins targeted to these areas. We target the underlying cause of disease by using fibroblast cells from a patient’s skin to create localized therapies with genetic modification that are compatible with the unique biology of the patient (i.e., autologous).

We are focused on discovering and developing localized therapies for diseases affecting the skin and connective tissue, where there are high unmet needs, to improve the lives of patients and their families. In that regard, we commit significant resources to our research and development programs. Currently, all of our research and development operations and focus are on gaining regulatory approvals to commercialize our product candidates in the United States; however, we may seek to expand into international markets in the future.

Our current pipeline consists of the following product candidates which we are developing in collaboration with Intrexon Corporation (“Intrexon”):

Development Programs

Our development programs are focused on diseases affecting the skin and connective tissue for which there are high unmet needs. Our programs consist of the following:

Program	Potential Indication	Status
FCX-007	RDEB	Phase I/II
FCX-013	Linear Scleroderma	Pre-clinical
Research Program	Arthritis	Research

FCX-007 for Recessive Dystrophic Epidermolysis Bullosa (RDEB)

Recessive dystrophic epidermolysis bullosa (“RDEB”) is the most severe form of dystrophic epidermolysis bullosa (“DEB”), a congenital, progressive, devastatingly painful and debilitating genetic disorder that often leads to death. RDEB is caused by a mutation of the COL7A1 gene, the gene which encodes for type VII collagen (“COL7”), a protein that forms anchoring fibrils. Anchoring fibrils hold together the layers of skin, and without them, skin layers separate causing severe blistering, open wounds and scarring in response to friction, including normal daily activities like rubbing or scratching. Children who inherit this condition are often called “butterfly children” because their skin can be as fragile as a butterfly’s wings. We estimate that there are approximately 1,100 - 2,500 RDEB patients in the U.S. Currently, treatments for RDEB address only the sequelae, including daily bandaging (which can cost a patient in excess of $10,000 per month), hydrogel dressings, antibiotics, feeding tubes and surgeries.

Our lead product candidate, FCX-007, is in clinical development for the treatment of RDEB. FCX-007 is a genetically-modified autologous fibroblast that encodes the gene for COL7 for localized treatment of RDEB and is being developed in collaboration with Intrexon. By genetically modifying autologous fibroblasts ex vivo to produce COL7, culturing them and then treating blisters and wounds locally via injection, FCX-007 offers the potential to address the underlying cause of the disease by providing high levels of COL7 directly to the affected areas, thereby avoiding systemic treatment. In addition, we believe the autologous nature of the cells, localized delivery, use of an integrative vector and the low turnover rate of the protein will contribute to long-term persistence of the COL7 produced by FCX-007.

FCX-007 has received orphan drug designation for the treatment of DEB, including RDEB, rare pediatric disease designation for the treatment of RDEB and Fast Track designation for the treatment of RDEB from the U.S. Food and Drug Administration (the “FDA”).

Phase I/II Trial of FCX-007 for RDEB

The primary objective of this open-label trial is to evaluate the safety of FCX-007 in RDEB subjects. Additionally, the trial will assess (i) the mechanism of action of FCX-007 through the evaluation of type VII collagen expression and the presence of anchoring fibrils and (ii) the efficacy of FCX-007 through intra-subject paired analysis of target wound area by comparing FCX-007 treated wounds to untreated wounds in Phase I and to wounds administered with sterile saline in Phase II through the evaluation of digital imaging of wounds. Six adult subjects are expected to be treated with FCX-007 in the Phase I portion of the trial and six pediatric subjects in the Phase II portion of the trial. Prior to enrolling pediatric subjects, we are required to obtain allowance from the FDA and submit evidence of FCX-007 activity in adult subjects and final data from an ongoing pre-clinical toxicology study in immunocompromised mice. The toxicology study has been completed and submitted to the FDA. The study concluded that FCX-007 was well-tolerated up to six months post-administration.

We are actively recruiting adult subjects to complete enrollment in the Phase I portion of the trial and currently have four of the six adult subjects enrolled. The subjects in the Phase I portion of the trial are divided into two equal cohorts in order to evaluate the safety of FCX-007 in each population type. One cohort is comprised of subjects who have positive expression of the non-collagenous portion of COL7 protein (NC1+) and the other cohort is comprised of subjects who do not express the non-collagenous portion of the protein (NC1-). Subjects enrolled to date fulfilled the NC1+ cohort and also provided the first subject for the NC1- cohort. Two more subjects are required for the NC1- cohort to complete enrollment in the Phase I portion of the trial. The clinical trial protocol is designed to allow a cohort to move into the Phase II portion of the trial even if the other cohort is still enrolling or in the follow-up evaluation period.

The manufacture of FCX-007 for all four enrolled subjects is in process and we dosed our first subject in the first quarter of 2017. Additional adult subjects will be dosed after a required four week waiting period and subsequent safety testing is complete to ensure there are no safety concerns for the first dose of FCX-007. A revision to the clinical trial protocol reduced the waiting period from 90 days to four weeks based on the six-month post-administration results from the pre-clinical toxicology study in immunocompromised mice. We expect to have three-month post-treatment data for safety, mechanism of action and efficacy for the Phase I portion of the trial in the third quarter of 2017 and expect to initiate the Phase II portion of trial in the fourth quarter of 2017.

FCX-013 for Linear Scleroderma

Linear scleroderma, a form of localized scleroderma, is a chronic autoimmune skin disorder that manifests as excess production of extracellular matrix, specifically type I collagen and type III collagen, resulting in thickening of the skin and connective tissue. The localized areas of skin thickening may extend to underlying tissue and muscle in children which can impair growth and development. Lesions appearing across joints can be painful, impair motion and may be permanent. Current treatments for linear scleroderma, which include systemic or topical corticosteroids, UVA light therapy and physical therapy, only address the symptoms of the disorder. We estimate that there are approximately 40,000 patients in the U.S. who have linear scleroderma over a major joint and who exhibit severe joint pain.

Our second gene-therapy product candidate, FCX-013, is in pre-clinical development for the treatment of linear scleroderma. FCX-013 incorporates Intrexon’s proprietary RTS® switch, a biologic switch activated by an orally administered compound to control future protein expression once the initial fibrosis has been resolved. FCX-013 is designed to be injected under the skin at the location of the fibrosis where the genetically-modified fibroblast cells will produce a protein to break down excess collagen accumulation. The patient takes an oral compound to facilitate protein expression. Once the fibrosis is resolved, the patient will stop taking the oral compound which will stop further production of the subject protein by FCX-013.

We have successfully completed a proof-of-concept study for FCX-013 in which the primary objective was to determine whether FCX-013 had the potential to reduce dermal thickness in fibrotic tissue. In this study, FCX-013 was evaluated in a bleomycin-induced scleroderma model utilizing severe combined immunodeficiency (“SCID”) mice. Data from the study demonstrated that FCX-013 reduced dermal thickness of fibrotic tissue to levels similar to that of the non-treated control and further reduced the thickness of the sub-dermal muscle layer. Based upon these data and the FDA’s feedback to our pre-Investigational New Drug (“IND”) briefing package, we advanced FCX-013 into a pre-clinical dose-ranging study in the fourth quarter of 2016, which will be followed by a toxicology/biodistribution study. We expect to submit an IND application for FCX-013 to the FDA in the fourth quarter of 2017.

FCX-013 has received orphan drug designation from the FDA for the treatment of localized scleroderma.

Gene Therapy Research Program for Arthritis and Related Conditions

Arthritis is a broad term that covers a group of more than 100 different types of diseases that affect the joints, as well as connective tissues and organs, including the skin. According to the Centers for Disease Control and Prevention, arthritis-characterized by joint inflammation, pain and decreased range of motion-is the United States’ most common cause of disability affecting more than 52 million adults as well as 300,000 children at a cost exceeding $120 billion.

Our third gene-therapy program is in the research phase and is focused on the treatment of arthritis and related conditions. Our goal is to deliver a protein therapy locally to the joint to provide sustained efficacy while avoiding key side effects typically associated with systemic therapy.

Intrexon Collaborations
We collaborate with Intrexon, a related party, through two distinct exclusive channel collaboration agreements consisting of the Exclusive Channel Collaboration Agreement entered into in October 2012 and amended in June 2013 and January 2014 (as amended, the “2012 ECC”) and the Exclusive Channel Collaboration Agreement entered into in December 2015 (the “2015 ECC”). Pursuant to these agreements, we engage Intrexon for support services for the research and development of product candidates covered under the respective agreements and reimburse Intrexon for its cost for time and materials for such work. We are developing FCX-007 and FCX-013 under the 2012 ECC and we are in the research phase for a gene-therapy treatment for arthritis and related conditions under the 2015 ECC.

Recent Developments

Results of Operations and Financial Condition as of December 31, 2016

Based on information currently available, we estimate that as of December 31, 2016 we had (a) approximately $17.5 million of cash and cash equivalents, (b) working capital of $15.0 million, (c) tangible book value of $15.9 million, (d) a net loss of $15.3 million, (e) an accumulated deficit of $162.6 million, (f) total stockholders’ equity of $7.9 million and (g) total shares of common stock outstanding of 44,058,626 as of December 31, 2016. In addition, in connection with the wind-down of our azficel-T operations, we estimate that we have incurred one-time termination costs in connection with the reduction in workforce, which include severance, benefits and related costs, totaling approximately $0.3 million through December 31, 2016. Additionally, we estimate that we have incurred approximately $0.4 million and $0.1 million, respectively, for inventory write-offs and asset impairment charges for equipment used in our azficel-T operations during 2016.

The preliminary financial data included in this prospectus has been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Our actual results as of December 31, 2016 may differ from the preliminary financial data due to the completion of our closing procedures with respect to the fiscal year ended December 31, 2016, final adjustments and other developments that may arise between now and the time the financial results for the fiscal year are finalized. Our consolidated financial statements as of and for the fiscal year ended December 31, 2016 will not be available until after this Offering is completed.

Corporate Information

Our corporate headquarters is located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341. Our phone number is (484) 713-6000. Our corporate website is www.fibrocell.com. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Fibrocell Science, Inc.

Securities offered by us	units are being offered. Each unit consists of: (i) one share of Series A Preferred Stock, convertible into shares of our Common Stock; and (ii) a Warrant to purchase shares of our Common Stock.

Series A Preferred Stock
Each share of Series A Preferred Stock has a stated value of $                (the “Stated Value.” which will be increased as provided below) and is convertible into shares of Common Stock at an initial conversion price of $                (the “Conversion Price”), subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events.

Holders of the Series A Preferred Stock are entitled to receive cumulative dividends at a rate per share of 4% per annum (calculated on a quarterly basis as a percentage of the Stated Value per share on the first day of each quarterly period, including all accrued dividends through the last day of the prior quarterly period (the “Applicable Stated Value”)). After five years, holders of the Series A Preferred Stock are entitled to receive cumulative dividends at a rate per share of 8% per annum (payable on a quarterly basis as a percentage of the Applicable Stated Value per share for such quarterly period). Dividends on a share of Preferred Stock shall increase such share of Series A Preferred Stock’s Stated Value and are payable by way of inclusion in the Stated Value on the date at which any shares of Series A Preferred Stock are converted into shares of Common Stock.

For a more detailed summary of the terms of the Series A Preferred Stock, see “Description of Securities-Description of Series A Preferred Stock” beginning on page S-46 of this prospectus supplement.

Warrants
We are offering Warrants to purchase up to                 shares of Common Stock, which will initially become exercisable on             , 2017, the six month anniversary of the initial issuance date, and will expire on               , 2022.

The initial exercise price of the Warrants is $             (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events).

The Warrants may be exercised for cash or on a cashless basis. The Warrants may not be settled in cash.

For more information on the terms of the Warrants, see “Description of Securities-Description of Warrants to Purchase Common Stock” beginning on page S-48 of this prospectus supplement.

Limitations on Conversion or Exercise
The Series A Preferred Stock and the Warrants may not be converted or exercised, as applicable, if, after giving effect to such conversion or exercise, as applicable, the holder of the Series A Preferred Stock or Warrant, as applicable, together with its affiliates would beneficially own in excess of 4.99% of our Common Stock. If at any time, a holder, together with its affiliates, owns in excess of 4.99% of our Common Stock, then the 4.99% limitation will automatically increase to 9.99% for so long as the holders and its affiliates own in excess of 4.99% of our Common Stock. If any delivery of Common Stock owed to a holder upon conversion of the shares of the Series A Preferred Stock or exercise of the Warrants, or both, is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such Common Stock as promptly as practicable after such holder gives notice to us that such delivery would not result in such limitation being triggered or upon termination of the restriction.

This limitation on beneficial ownership, as applicable to the Series A Preferred Stock or the Warrants, or both, may be increased, decreased or terminated, in each such holder’s sole discretion, upon sixty-one (61) days’ written notice to us.

Common Stock to be outstanding after this Offering	44,058,626 shares, or shares if the shares of Series A Preferred Stock are converted on the original issuance date and the Warrants are exercised upon the Initial Exercise Date.

Series A Preferred Stock to be outstanding after this Offering	shares.

Use of Proceeds
We currently intend to use the net proceeds from this Offering for the continued clinical and pre-clinical development of our product candidates, FCX-007 and FCX-013, and for the research of potential product candidates under the 2015 ECC, and for other general corporate purposes, which may include working capital, research and development expenditures, the funding of in-licensing agreements for product candidates, additional technologies or other forms of intellectual property, expenditures relating to manufacturing infrastructure and other capital expenditures and general and administrative expenses. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this Offering. As a result, our management will retain broad discretion in the allocation and use of the net proceeds from this Offering. See “Use of Proceeds” on page S-42 of this prospectus supplement.

Capitalization	After giving effect to this Offering, we expect our total stockholders’ equity will exceed the minimum requirement of $2.5 million pursuant to NASDAQ Rule 5550(b)(1).

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 3 of the accompanying prospectus.

Market for our Common Stock	Our Common Stock is quoted and traded on NASDAQ under the symbol “FCSC.”

No Market for Series A Preferred Stock or Warrants
There is no established public trading market for the Series A Preferred Stock or the Warrants, and we do not expect any such market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock or the Warrants on any national securities exchange or other nationally recognized trading system.

The number of shares of our Common Stock to be outstanding immediately after this Offering is based on 44,058,626 shares of Common Stock outstanding as of December 31, 2016. Unless specifically stated otherwise, the information in this prospectus supplement is as of December 31, 2016 and excludes:

•
16,113,813 shares of our Common Stock issuable upon the conversion of the Notes (as defined below) (including any accrued interest thereon, payable in shares of our Common Stock) outstanding as of December 31, 2016;

•
3,838,048 shares of our Common Stock issuable upon the exercise of stock options outstanding as of December 31, 2016, at a weighted average exercise price of $5.05 per share, of which stock options to purchase 2,179,198 shares of our Common Stock were then exercisable;

•	20,996,189 shares of our Common Stock issuable upon the exercise of warrants at a weighted average exercise price of $1.99 per share; and

•
an aggregate of 3,722,705 shares of our Common Stock reserved for future grants of stock options (or other similar equity instruments) under the Fibrocell Science, Inc. 2009 Equity Incentive Plan, as amended (the “Equity Incentive Plan”).

Intrexon, a corporation affiliated with Randal J. Kirk, our largest stockholder who beneficially owns approximately 38% of our Common Stock, and our collaboration partner on our development programs, has indicated an interest in purchasing approximately 38% of the shares of Series A Preferred Stock and accompanying Warrants being offered in this Offering. However, because indications of interest are not binding agreements or commitments to purchase, we may determine to sell more, fewer or no securities in this Offering to Intrexon and Intrexon may determine to purchase more, fewer or no securities in this Offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Annual Report”), and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016 (collectively, the “2016 Quarterly Reports”). Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.
If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

 Risks Related to Our Securities and this Offering

We have a significant number of outstanding convertible notes, warrants and stock options, and future sales of the underlying shares of Common Stock could adversely affect the market price of our Common Stock.

As of December 31, 2016, we had outstanding convertible notes convertible for 16,113,813 shares of our Common Stock (including any accrued interest thereon) at a weighted average exercise price of $1.14, outstanding warrants exercisable for 20,996,189 shares of our Common Stock at a weighted average exercise price of $1.99 per share and outstanding stock options exercisable for 3,838,048 shares of our Common Stock at a weighted average exercise price of $5.05 per share, of which stock options to purchase 2,179,198 shares of our Common Stock were then exercisable. Upon conversion of these notes or exercise of these warrants or stock options, we would issue additional shares of our Common Stock. As a result, our current stockholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have. Furthermore, the holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. As our stock price rises, the holders may convert more of their notes or exercise more of their warrants and stock options and sell a large number of shares. This could cause the market price of our Common Stock to decline.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our existing stockholders, which could adversely affect the market price of shares of Common Stock and our business.

We may require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of Common Stock or Series A Preferred Stock, which could adversely affect the market price of our Common Stock and the voting power of shares of our Common Stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of our Common Stock and Series A Preferred Stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business.

We have broad discretion in the use of the net proceeds of this Offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this Offering for the continued clinical and pre-clinical development of our product candidates, FCX-007 and FCX-013, and for the research of potential product candidates under the 2015 ECC, and for other general corporate purposes, which may include working capital, research and development expenditures, the funding of in-licensing agreements for product candidates, additional technologies or other forms of intellectual property, expenditures relating to manufacturing infrastructure and other capital expenditures and general and administrative expenses.

However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds of this Offering, and, accordingly, investors in this Offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. Please see the section entitled “Use of Proceeds” on page S-42 of this prospectus supplement for further information.

Future sales of our Common Stock or preferred stock by us could adversely affect the price of our Common Stock, and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our Common Stock.

Our long-term success is dependent on us obtaining sufficient capital to fund our operations and to develop our technology, and bringing our technology to the worldwide market to obtain sufficient sales volume to be profitable. We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our Common Stock or preferred stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our Common Stock and our ability to raise capital. We may issue additional Common Stock or preferred stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of Common Stock and Series A Preferred Stock. The market price for our Common Stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our Common Stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price our Common Stock.

There is no public market for the Series A Preferred Stock or the Warrants being offered in this Offering.

There is no established public trading market for the Series A Preferred Stock or the Warrants being offered in this Offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock or the Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Series A Preferred Stock and the Warrants will be limited.

Holders of our Series A Preferred Stock and our Warrants will have no rights as a holder of our Common Stock until such holders convert their Series A Preferred Stock and exercise their Warrants, as applicable, and acquire our Common Stock.

Until holders of Series A Preferred Stock and Warrants acquire shares of our Common Stock upon conversion of the Series A Preferred Stock or exercise of the Warrants, as applicable, holders of Series A Preferred Stock and Warrants will have no rights with respect to the shares of our Common Stock underlying such shares of Series A Preferred Stock and Warrant. Upon conversion of the Series A Preferred Stock or exercise of the Warrants, as applicable, the holders thereof will be entitled to exercise the rights of a holder of our Common Stock only as to matters for which the record date occurs after the exercise date.

The Warrants included in this Offering may not have any value.

The Warrants included in this Offering will expire on the Expiration Date. In the event our Common Stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

The risk factors set forth below replace the risk factors set forth in our 2015 Annual Report and our 2016 Quarterly Reports.

Risks Related to our Financial Position and Need for Additional Capital

We need to obtain additional capital to continue as a going concern. If we are unable to obtain sufficient capital, we will need to curtail and reduce our operations and costs, and modify our business strategy.

Our principal sources of liquidity are cash and cash equivalents of $17.5 million as of December 31, 2016. As of December 31, 2016, we had working capital of $15 million. We believe that our existing cash and cash equivalents, including the proceeds from this Offering, will be sufficient to fund our operations into the second quarter of 2018. However, changing circumstances may cause us to consume capital faster than we currently anticipate, and we may need to spend more money than currently expected because of such circumstances.

To meet our capital needs, we are considering multiple alternatives, including but not limited to, equity financings, debt financings, corporate collaborations, partnerships and other strategic transactions and funding opportunities. However, there can be no assurance that we will be able to complete any such transaction on acceptable terms or otherwise. These factors raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2015 related to our ability to continue as a going concern.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, will result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation, dividends and other rights or preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration or partnership arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will need to curtail and reduce our operations and costs, and modify our business strategy which may require us to, among other things:

•	significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or one or more of our other research and development initiatives;

•
seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available;

•	sell or license on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves; or

•
seek bankruptcy protection which may result in the termination of agreements pursuant to which we license important intellectual property rights including our exclusive collaboration agreements with Intrexon.

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

We have incurred losses since our inception, have not generated significant revenue from commercial sales of our products, and have never been profitable. Since 2013, which is when we changed our business strategy to focus on therapeutic indications for azficel-T and on diseases affecting the skin and connective tissue in collaboration with our partner Intrexon, we have reduced sales and marketing efforts of LAVIV.  We fulfilled a nominal amount of prescriptions for LAVIV aesthetic procedures in 2015 and 2016 and will continue to do so in 2017. Investment in drug development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. We continue to incur significant research, development and other expenses related to our ongoing operations including development of our product candidates and operation of our manufacturing facility. As a result, we are not profitable and have incurred losses in each period since we emerged from bankruptcy in September 2009. For the year ended December 31, 2016, we had a net loss of $15.3 million, and we had an accumulated deficit of $162.6 million at December 31, 2016.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will continue to be significant if and as we:

•	continue our research and pre-clinical and clinical development of our product candidates;

•	initiate additional pre-clinical, clinical or other studies or trials for our product candidates, including under our collaboration agreements with Intrexon;

•	continue or expand our collaborations with Intrexon and our other collaborators;

•	further develop the manufacturing process for our product candidates;

•	continue to maintain a Current Good Manufacturing Practice (“cGMP”) manufacturing facility;

•	change or add additional manufacturers or suppliers;

•	seek regulatory approvals for our product candidates that successfully complete clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain regulatory approval;

•	seek to identify and validate additional product candidates;

•	acquire or in-license other product candidates and technologies;

•	maintain, protect and expand our intellectual property portfolio;

•	attract and retain skilled personnel;

•	create additional infrastructure to support our product development and planned future commercialization efforts; and

•	experience any delays or encounter issues with any of the above.

The net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. In any particular quarter or quarters, our operating results could be below the expectations of securities analysts or investors, which could cause our stock price to decline.

We do not generate significant revenues from product sales and may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory approvals necessary for, the manufacture and commercialization of our product candidates. Since the wind-down of our azficel-T operations, we do not anticipate generating significant revenues from product sales for the foreseeable future, if ever. Our ability to generate future revenues from product sales depends heavily on our success in:

•	completing research and pre-clinical and clinical development of our product candidates;

•	seeking and obtaining regulatory approvals for product candidates for which we complete clinical trials;

•	developing a sustainable, scalable, reproducible, and transferable manufacturing process for our product candidates;

•
establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) products and services to support clinical development and the market demand for our product candidates, if approved;

•
launching and commercializing product candidates for which we obtain regulatory approval, either by collaborating with a partner or, if launched independently, by establishing a sales force, marketing, sales operations and distribution infrastructure;

•	obtaining market acceptance of our product candidates and cell therapy and gene therapy as viable treatment options;

•	addressing any competing technological and market developments;

•	implementing additional internal systems and infrastructure, as needed;

•	identifying and validating new product candidates;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

•	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

•	attracting, hiring and retaining qualified personnel.

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA or other regulatory agencies, domestic or foreign, to perform clinical trials or other studies in addition to those that we currently anticipate. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

We will seek to raise additional funds in the future, which may be dilutive to stockholders or impose operational restrictions.

We will need to raise additional capital in the future to help fund our clinical trials, our collaboration efforts with Intrexon and for the development and commercialization of our product candidates. If we raise additional capital through the issuance of equity securities, such as through our “at-the-market” equity program with Cantor Fitzgerald & Co., the percentage ownership of our current stockholders will be reduced. We may also issue equity as part of license issue fees to our licensors, to compensate consultants or to settle outstanding payables. Our stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our Common Stock. Debt financing, if available, will result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through corporate collaboration, partnership or other strategic transactions, it may be necessary to relinquish valuable rights to our product candidates, our technologies or future revenue streams or to grant licenses or sell assets on terms that may not be favorable to us. If we cannot raise additional funds, we will have to delay our development activities or cease operations.

Our failure to comply with the restrictive covenants or other terms of our outstanding convertible notes, including as a result of events beyond our control, could result in a default under the notes that could materially and adversely affect the ongoing viability of our business.

On September 7, 2016, we issued an aggregate of approximately $18.1 million in principal of convertible promissory notes (each a “Note” and collectively, the “Notes”) and accompanying warrants to purchase an aggregate of 18,087,500 shares of Common Stock (the “Private Placement Warrants”) in a private placement (the “2016 Private Placement”) to institutional and accredited investors (each an “Investor” and collectively, the “Investors”). The Notes bear interest at 4% per annum and have a stated maturity date of the earlier of (i) September 7, 2026 and (ii) one-hundred and eighty (180) days after the date on which our product candidate, FCX-007, is approved by the FDA for the treatment of RDEB. Each individual Note holder has the right to require us to repay all or any portion of the unpaid principal from time to time on or after September 7, 2021 (such right, a “Put Right”). With respect to accrued and unpaid interest on the Note, each Note holder may elect, at any time and from time to time, to have any accrued and unpaid interest converted into shares of our Common Stock. In addition, each Note holder may elect to accelerate the repayment of all unpaid principal and accrued interest under such holder’s Note upon consummation of a specified change of control transaction or occurrence of certain events of default (as specified in the Notes), including, among other things:

•	our default in a payment obligation under the Notes;

•	our default in a payment obligation under our other debt in excess of $5 million;

•	our breach of the restrictive covenants or other terms of the Notes;

•	certain specified insolvency and bankruptcy-related events; and

•	our Common Stock ceasing to be listed or quoted on NASDAQ or another national securities exchange.

In addition, upon an event of default, the base interest rate (excluding any additional interest) for the Notes automatically increases to twelve percent (12%) per annum. Subject to any applicable cure period set forth in the Notes, all amounts outstanding with respect to the Notes (principal and accrued interest) would become due and payable immediately upon an event of default. We cannot assure you that our assets or cash flow would be sufficient to fully repay our obligations under the Notes if the obligations thereunder are accelerated upon any events of default. Further, if we are unable to repay, refinance or restructure our obligations under the Notes, the holders of such Notes could proceed to protect and enforce their rights under the Notes by exercising such remedies as are available to the holders thereunder and in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in the Notes or in aid of the exercise of any power granted in the Notes. The foregoing would materially and adversely affect the ongoing viability of our business.

Restrictive covenants in the Notes may restrict our ability to pursue business strategies that are in our long-term best interests.

The Notes contain a number of restrictive covenants that impose significant restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Subject to certain limited exceptions, the Notes include covenants restricting, among other things, our ability to:

•	pay cash dividends or make distributions on our capital stock or redeem or repurchase our capital stock;

•	create, assume or suffer to exist at any time any lien upon any of our properties or assets;

•	assign any accounts or other right to receive income;

•	incur any senior and pari passu debt;

•	enter into transactions with affiliates other than on terms and conditions approved by a majority of the disinterested members of our Board of Directors (the “Board”); and

•
use the proceeds of the 2016 Private Placement for any purpose other than solely for the continued pre-clinical and clinical development of our product candidates and for other general corporate purposes.

In addition, a breach of any of these restrictive covenants could result in a default under the Notes, entitling the holders to declare the Notes, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable.

Provisions of the Notes and Private Placement Warrants issued in the 2016 Private Placement provide for certain potential payments to the holders of such Notes and Private Placement Warrants that could impede a sale of the Company.

The Private Placement Warrants we issued in the 2016 Private Placement give each holder the option to receive a cash payment based on a Black-Scholes valuation upon our change of control. We are required, at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a change of control, to repurchase the Private Placement Warrants from the applicable holder by paying to the holder an amount of cash equal to the value of the warrant as determined in accordance with the Black-Scholes option pricing model and the terms of the Private Placement Warrants. In addition, upon consummation of a specified change of control transaction, each holder of a Note may elect to accelerate the repayment of all unpaid principal and accrued interest under such holder’s Note. If a holder does not elect to have us prepay its Note upon such change of control transaction, then we may prepay the Notes, in an amount equal to one hundred one percent (101%) of the outstanding principal due under the Notes (together with accrued and unpaid interest due thereon). These provisions may make it more costly for a potential acquirer to engage in a business combination transaction with us. Provisions that have the effect of discouraging, delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

We may be subject to payment of liquidated damages if we fail to file and maintain an effective registration statement with respect to the securities covered under the registration rights agreements that we entered into in connection with the 2016 Private Placement.

In connection with the 2016 Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors that participated in the 2016 Private Placement. The Registration Rights Agreement contains demand and piggyback registration rights requiring us to register shares of our Common Stock issuable upon the conversion of the Notes or the exercise of the Private Placement Warrants and any other shares of our Common Stock held by the investors for resale under the Securities Act. If we fail, under certain circumstances as described in the Registration Rights Agreement, to file and maintain an effective registration statement with respect to the securities covered under the Registration Rights Agreement, we have agreed to pay liquidated damages to each investor in an amount equal to one percent (1.0%) of the aggregate amount invested by such investor pursuant to the Notes then owned thereby for each 30-day period or pro rata for any portion thereof during which the failure to file or keep a registration statement effective continues.

The exercise of the Private Placement Warrants or conversion of the Notes issued in connection with the 2016 Private Placement may cause substantial dilution to our existing stockholders.

We issued an aggregate of $18.1 million in principal of Notes and Private Placement Warrants to purchase a total of 18,087,500 shares of our Common Stock in connection with the 2016 Private Placement. Each warrant has a five year term ending on September 7, 2021 and is initially exercisable at $1.50 per share beginning March 8, 2017. Holders of the Notes have the right to convert unpaid principal of the Notes into shares of our Common Stock at any time at conversion prices ranging from $1.13625 to $1.22625 per share (the “2016 Private Placement Conversion Price”). The Notes bear interest at four percent (4%) per annum which we may elect to pay in cash or accrue. If we elect for interest to accrue, then (i) we may elect to repay any such accrued and unpaid interest in cash at any time and from time to time and (ii) each holder of a Note may elect to have us repay any such accrued and unpaid interest by delivering such number of shares of our Common Stock equal to (x) the amount of the accrued and unpaid interest to be repaid, divided by (y) the greater of (i) the last closing bid price of a share of our Common Stock as reported on NASDAQ on the date of such election and (ii) the applicable 2016 Private Placement Conversion Price. Commencing September 8, 2016, we have elected to accrue interest.

Subject to adjustment upon certain corporate events, including stock dividends, stock splits and distributions of cash or other assets to stockholders:

•	up to 15,913,612 shares of our Common Stock could be issuable by us in connection with the conversion of principal under the Notes; plus

•	up to 7,779,584 shares of our Common Stock could be issuable by us in satisfaction of our interest payment obligations under the Notes; plus

•	up to 18,087,500 shares of our Common Stock could be issuable by us in connection with the exercise of the Private Placement Warrants.

The exercise of these Private Placement Warrants or the conversion of the Notes may cause substantial dilution to our existing stockholders.

We recently announced the wind-down of our azficel-T (including LAVIV) operations at our Exton, PA facility and a related workforce reduction that are expected to result in significant cost savings as we focus our efforts and resources on our gene-therapy portfolio of product candidates. If we are unable to realize the anticipated cost-saving benefits of these measures or we incur additional unanticipated costs as a result of the wind-down, our operating results and financial condition could be adversely affected.

In June 2016, we announced that we are focusing our efforts and resources on our gene-therapy portfolio of product candidates and, as a result, determined to wind-down azficel-T (including LAVIV) operations at our Exton, PA facility and reduce the workforce that supports such operations. In connection with this reduction in workforce, approximately 50% of our employees were eliminated, primarily in the areas of manufacturing and quality operations. We have incurred one-time termination costs in connection with the reduction in workforce, which include severance, benefits and related costs, totaling approximately $0.3 million through December 31, 2016. Additionally, we have incurred approximately $0.4 million and $0.1 million, respectively, for inventory write-offs and asset impairment charges for equipment used in our azficel-T operations during 2016. While we don’t anticipate significant additional charges in the future for contract termination and wind-down costs, asset impairment or costs to decommission our azficel-T manufacturing facility, there can be no assurance that such charges will not arise in the future.

If we are unable to realize the expected cost savings from the workforce reduction and wind-down activities, our operating results and financial condition would be adversely affected. The wind-down may increase the likelihood of turnover of other key employees, all of which may have an adverse impact on our business, as well as on our operating results and financial condition.

If we are unable to regain compliance with the listing requirements of NASDAQ, our Common Stock may be delisted from NASDAQ which could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

Our Common Stock is listed on NASDAQ, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholders’ equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from NASDAQ.

On October 5, 2016, we received notice (the “Notice”) from NASDAQ that we are not currently in compliance with the $1.00 minimum closing bid price requirement of NASDAQ Listing Rule 5550(a)(2). The Notice indicated that, consistent with NASDAQ Listing Rule 5810(c)(3)(A), we have until April 3, 2017 to regain compliance with the minimum bid price requirement by having the closing bid price of our Common Stock meet or exceed $1.00 per share for at least ten consecutive business days. The notification had no immediate effect on the listing of our Common Stock and our Common Stock will continue to trade on NASDAQ under the symbol “FCSC” at this time.

If we do not regain compliance by April 3, 2017, we may be eligible for an additional 180 calendar day grace period if we meet the continued listing requirement for market value of publicly held shares ($1 million) and all other NASDAQ initial listing standards which require, among other things, that we have at least $5 million of stockholders’ equity or at least $4 million of stockholders’ equity and $50 million market value of listed shares. If we fail to regain compliance during the applicable period, we will receive notification from NASDAQ that our Common Stock is subject to delisting. At that time we may then appeal the delisting determination to a Hearings Panel. Such notification will have no immediate effect on our listing on NASDAQ, nor will it have an immediate effect on the trading of our Common Stock pending such hearing. There can be no assurance, however, that we will be able to regain compliance with NASDAQ’s minimum bid price requirement. If we regain compliance with the NASDAQ minimum bid price requirement, there can be no assurance that we will be able to maintain compliance with the continued listing requirements for NASDAQ, or that our Common Stock will not be delisted from NASDAQ in the future. In addition, we may be unable to meet other applicable listing requirements of NASDAQ, including maintaining minimum levels of stockholders’ equity or market values of our Common Stock in which case, our Common Stock could be delisted notwithstanding our ability to demonstrate compliance with the minimum bid price requirement.

Delisting from NASDAQ may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our Common Stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities. Moreover, a delisting of our Common Stock could result in an event of default under the Notes issued in the 2016 Private Placement.

If we are delisted from NASDAQ and we are not able to list our Common Stock on another exchange, our Common Stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•	a limited availability of market quotations for our securities;

•
a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and little or no analyst coverage for us;

•	we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and

•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

Our stockholders have approved a reverse stock split of our issued and outstanding shares of Common Stock. Even after the reverse stock split is effected by our Board, we cannot assure you that we will be able to regain compliance with and then continue to comply with NASDAQ’s minimum bid price requirements.

On March 1, 2017, our stockholders approved an amendment to our Restated Certificate of Incorporation, as amended (the “Charter”), to effect a reverse stock split of our outstanding shares of Common Stock at a ratio within a range from 1:3 to 1:10, with such ratio to be determined in the discretion of our Board. Our Board is currently evaluating our closing bid price to determine whether to effect the reverse stock split and, if so, the ratio to effect in order to achieve the requisite increase in the market price of our Common Stock to be in compliance with NASDAQ’s minimum bid price requirement. Even if our Board effectuates the reverse stock split, our Common Stock must trade above NASDAQ’s minimum bid price for a period of 10 consecutive trading days before we are deemed to be back in compliance with NASDAQ’s minimum bid price requirement and there is no guarantee our Common Stock will trade above such levels if the Board effectuates the reverse stock split. Furthermore, even if we are able to regain compliance, we cannot assure you that the market price of our Common Stock will remain at the level required for continuing compliance with the NASDAQ minimum bid price requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our Common Stock declines, the percentage decline may be greater than would have occurred in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our Common Stock outstanding, such as negative financial or operational results or future announcements of equity offerings, could adversely affect the market price of our Common Stock and jeopardize our ability to maintain NASDAQ’s minimum bid price requirement. In addition to specific listing and maintenance standards, NASDAQ has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our Common Stock.

The reverse stock split may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the reverse stock split given the reduced number of shares that are outstanding following the reverse stock split, especially if the market price of our Common Stock does not increase as a result of the reverse stock split.

Following the reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, we cannot assure you that the reverse stock split will result in a share price that will attract new investors, including institutional investors, as some investors, analysts and other stock market participants have negative perceptions of reverse stock splits. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors.

If our stockholders’ equity falls below $2.5 million, our Common Stock may be subject to delisting from NASDAQ.

NASDAQ has the authority, pursuant to NASDAQ Rule 5550(b)(1), to delist our Common Stock if our stockholders’ equity falls below $2.5 million. As of December 31, 2016, our stockholders’ equity was $7.9 million. If our stockholders equity is hereafter reduced below $2.5 million as a result of operating losses or for other reasons, we will fail to meet NASDAQ’s stockholders’ equity requirement. If that occurs, or if we are unable to demonstrate to NASDAQ’s satisfaction that we will be able to sustain compliance with this requirement, NASDAQ may delist our Common Stock. In addition, even if we regain technical compliance with the stockholders’ equity requirement, we will have to continue to meet other objective and subjective listing requirements to continue to be listed on NASDAQ, including the requirement that our Common Stock continues to trade above $1.00.

We are actively monitoring our stockholders’ equity and will consider any and all options available to us to maintain compliance. There can be no assurance, however, that we will be able to maintain compliance and meet NASDAQ’s minimum stockholders’ equity requirements. The alternatives to trading on NASDAQ or another national securities exchange are generally considered to be less efficient and less broad-based than the national securities exchanges and the liquidity of our Common Stock will likely be reduced. In addition, if at any time we are not listed on NASDAQ (or similar national securities exchange), then each holder of our Notes will have the option to declare the Notes held by each holder immediately due and payable, which would drain our financial resources, have a material adverse effect on our financial condition and make it exceedingly difficult to continue as a going concern.

If our Common Stock becomes subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain our listing on NASDAQ and if the price of our Common Stock is less than $5.00, our Common Stock may be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

We have a limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We have a limited operating history and our primary business activities consist of research, pre-clinical development and conducting clinical trials, pursuing our collaborations with Intrexon and previously commercializing LAVIV. As such, our historical financial data is of limited value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning the costs of our research, pre-clinical development, clinical trials and our collaborations with Intrexon, which depend on the success of such activities, and our ability to effectively and efficiently conduct such research, pre-clinical development, clinical trials and our expectations related to our efforts to achieve FDA approval with respect to our product candidates. Our limited operating history and clinical trial experience make these costs difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected increase in costs. Further, our fixed manufacturing costs and operating expenses may increase significantly as we expand our operations. Accordingly, a significant increase in costs could have an immediate and material adverse effect on our business, results of operations and financial condition.

We may acquire other assets or businesses, or form collaborations or make investments in other companies or technologies that could harm our operating results, dilute our stockholders’ ownership, incur debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of assets or businesses, or strategic alliances and collaborations, to expand our existing technologies and operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any such transaction, any of which could have a detrimental effect on our financial condition, results of operations and cash flows. We may not be able to find suitable acquisition candidates, and if we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we may incur debt or assume unknown or contingent liabilities in connection therewith. Integration of an acquired company or assets may also disrupt ongoing operations, require the hiring of additional personnel and the implementation of additional internal systems and infrastructure, especially the acquisition of commercial assets, and require management resources that would otherwise focus on developing our existing business. We may not be able to find suitable collaboration partners or identify other investment opportunities, and we may experience losses related to any such investments.

To finance any acquisitions or collaborations, we may choose to issue debt or shares of our Common Stock as consideration. Any such issuance of shares would dilute the ownership of our stockholders. If the price of our Common Stock is low or volatile, we may not be able to acquire other assets or companies or fund a transaction using our stock as consideration. Alternatively, it may be necessary for us to raise additional capital for acquisitions through public or private financings. Additional capital may not be available on terms that are favorable to us, or at all. In addition, the Notes issued in the 2016 Private Placement and the Securities Purchase Agreement (as defined below) with the purchasers of the Series A Preferred Stock and Warrants in this Offering restrict or limit our ability to incur or assume additional indebtedness.

Risks Related to Clinical Development, Regulatory Approval and Commercialization of Our Product Candidates

Our product candidates are based on novel technology, which makes it difficult to predict the time and cost of product development and subsequently obtaining regulatory approval. At the moment, no gene therapy products have been approved in the United States and only two products have been approved in the European Union.

Our product candidates, including FCX-007 and FCX-013, are based on novel technology. Our future success depends on the successful development of this therapeutic approach. There can be no assurance that any development problems we experience in the future related to our product candidates will not cause significant delays or unanticipated costs, or that such development problems can be solved. We may also experience delays in developing a sustainable, reproducible and commercial-scale manufacturing process or transferring that process to commercial partners, which may prevent us from completing our clinical trials or commercializing our product candidates on a timely or profitable basis, if at all.

In addition, the clinical trial requirements of the FDA, the European Medicines Agency (the “EMA”), and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for gene-therapy product candidates such as ours can be more expensive and take longer than for other, better known or more extensively studied pharmaceutical or other product candidates. At the moment, only two gene-therapy products have been approved in the Western world, which makes it difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our product candidates in the United States, the EU or other jurisdictions. Approvals by the EMA may not be indicative of what the FDA may require for approval.

Regulatory requirements governing gene and cell therapy products have evolved and may continue to change in the future. For example, the FDA has established the Office of Cellular, Tissue and Gene Therapies within its Center for Biologics Evaluation and Research (“CBER”), to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. Gene therapy clinical trials conducted at institutions that receive funding for recombinant DNA research from the U.S. National Institutes of Health (“NIH”) are also subject to review by the NIH Office of Biotechnology Activities’ Recombinant DNA Advisory Committee (“RAC”). Although the FDA decides whether individual gene therapy protocols may proceed, the RAC review process can impede the initiation of a clinical trial, even if the FDA has reviewed the clinical trial and approved its initiation. Clinical trial sites in the United States that receive NIH funding for research involving recombinant or synthetic nucleic acid molecules are required to follow RAC recommendations, or risk losing NIH funding for such research or needing NIH pre-approval before conducting such research. In addition, the FDA can put an investigational new drug application, or IND, on clinical hold if the information in an IND is not sufficient to assess the risks in pediatric patients. Before a clinical trial can begin at any institution, that institution’s institutional review board (“IRB”), and its Institutional Biosafety Committee will have to review the proposed clinical trial to assess the safety of the trial. Moreover, serious adverse events (“AEs”) or developments in clinical trials of gene therapy product candidates conducted by others may cause the FDA or other regulatory bodies to initiate a clinical hold on our clinical trials or otherwise change the requirements for approval of any of our product candidates.

These regulatory review agencies, committees and advisory groups and the new requirements and guidelines they promulgate may lengthen the regulatory review process, require us to perform additional or larger studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment candidates or lead to significant post-approval studies, limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory and advisory groups and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of our product candidates. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue to maintain our business.

The results seen in pre-clinical studies of our product candidates may not be replicated in humans.

Although we have seen positive results in pre-clinical studies of FCX-007 and FCX-013, we may not see positive results when these and any other product candidates undergo clinical trials in humans. Pre-clinical studies are not designed to test the efficacy of a product candidate in humans, but rather to:

•	test short-term safety;

•	establish biological plausibility;

•	identify biologically active dose levels;

•	establish feasibility and reasonable safety of the investigational product’s proposed clinical route of administration;

•	identify physiologic parameters that can guide clinical monitoring; and/or

•	establish proof of concept, or the feasibility and rationale for use of an investigational product in the targeted patient population.

Success in pre-clinical studies does not ensure that later studies or any clinical trials will be successful nor does it predict future results. The rate of failure in drug development is quite high, and many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in pre-clinical studies and earlier clinical trials. Product candidates may fail to show desired safety and efficacy when used with human patients. Negative or inconclusive results from any of our ongoing pre-clinical studies could result in delays, modifications, or abandonment of clinical trials and the termination of our development of a product candidate.

In previous clinical trials involving viral vectors for gene therapy, some patients experienced serious adverse events, including the development of leukemia due to vector-related insertional oncogenesis. If our vectors demonstrate a similar effect, we may be required to halt or delay further clinical development of our product candidates.

A significant risk in any gene therapy product based on viral vectors is that the vector will insert in or near cancer-causing oncogenes leading to uncontrolled clonal proliferation of mature cancer cells in the patient. For example, in 2003, 20 patients treated for X-linked severe combined immunodeficiency in two gene therapy trials using a murine, or mouse-derived, gamma-retroviral vector showed correction of the disease, but the trials were terminated after five patients developed leukemia (four of whom were subsequently cured). The cause of these adverse events was shown to be insertional oncogenesis, which is the process whereby the corrected gene inserts in or near a gene that is important in a critical cellular process like growth or division, and this insertion results in the development of a cancer (often leukemia). Using molecular diagnostic techniques, it was determined that clones from these patients showed retrovirus insertion in proximity to the promoter of the LMO2 proto-oncogene. Earlier generation retroviruses like the one used in these two trials have been shown to preferentially integrate in regulatory regions of genes that control cell growth.

These well-publicized adverse events led to the development of new viral vectors, such as lentiviral vectors like the ones we utilize for FCX-007 and FCX-013, with potentially improved safety profiles and also the requirement of enhanced safety monitoring in gene therapy clinical trials, including periodic analyses of the therapy’s genetic insertion sites. Notwithstanding the potential safety improvements of lentiviral vectors, the risk of insertional oncogenesis remains a significant concern for gene therapy and we cannot assure that it will not occur in any of our clinical trials. There is also the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biological activity of the genetic material or other components of products used to carry the genetic material. The FDA has stated that lentiviral vectors possess characteristics that may pose risks of delayed adverse events. If any such adverse events occur, further advancement of our clinical trials could be halted or delayed, which would have a material adverse effect on our business and operations.

We may find it difficult to enroll patients in our clinical trials, which could delay or prevent clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates. We have experienced delays in some of our clinical trials, and we may experience similar delays in the future. If patients are unwilling to participate in our clinical trials because of negative publicity from adverse events in cell and gene therapies or for other reasons, including competitive clinical trials for similar patient populations, the timeline for recruiting patients, conducting clinical trials and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our technology or termination of the clinical trials altogether.

We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics to achieve diversity in a clinical trial or complete our clinical trials in a timely manner. Patient enrollment is affected by a variety factors including, among others:

•	severity of the disease under investigation;

•	design of the study protocol;

•	prevalence of the disease/size of the patient population;

•	eligibility criteria for the clinical trial in question;

•	perceived risks and benefits of the product candidate under study;

•	proximity and availability of clinical trial sites for prospective patients;

•	availability of competing therapies and clinical trials;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians; and

•	ability to monitor patients adequately during and after treatment.

Our current product candidates are being developed to treat rare diseases with limited patient pools from which to draw for clinical trials and the process of finding and diagnosing patients may prove costly. We have estimated that there are approximately 1,100 to 2,500 U.S. patients with RDEB and approximately 40,000 U.S. patients with linear scleroderma over a major joint and who exhibit severe joint pain. We may not be able to initiate or continue clinical trials if we cannot enroll a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other regulatory agencies. If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business.

Clinical trials may fail to demonstrate the safety or efficacy of our product candidates, which could prevent or significantly delay regulatory approval of our product candidates and harm our business.

Prior to receiving approval to commercialize any of our product candidates, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities in the United States and abroad, if applicable, that such product candidate is both safe and effective.  We will need to demonstrate such product candidate’s efficacy and monitor its safety throughout the process.  If our current or future clinical trials are unsuccessful, regulatory approval of our product candidates could be delayed or prevented and our business could be harmed.

All of our product candidates are subject to the risks of failure inherent in drug development.  The results of early-stage clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials.  Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing.  Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the FDA or any other U.S. or foreign regulatory approval.  The FDA may also reject any of our completed clinical trials as inadequate to support approval if the trial design does not include specific safety monitoring measures. Pre-clinical and clinical data can be interpreted in different ways.  Accordingly, FDA officials could reach different conclusions in assessing such data than we do which could delay, limit or prevent regulatory approval.  In addition, the FDA, other regulatory authorities, our IRB or we may suspend or terminate clinical trials at any time.

Obtaining FDA and other regulatory approvals is complex, time consuming and expensive, and the outcomes are uncertain.

The process of obtaining FDA and other regulatory approvals is time consuming, expensive and difficult.  Clinical trials are required to establish the safety and efficacy of product candidates.  Applications to market product candidates must be submitted to the FDA which must be reviewed for approval and approved by the FDA before product candidates may be marketed and clinical trials, manufacturing, and the marketing of products, if approved, are subject to strict regulatory compliance. The commencement and completion of clinical trials for any of our product candidates could be delayed or prevented by a variety of factors, including:

•	delays in obtaining regulatory approvals to commence a study or trial;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	delays or failures in obtaining approval of our clinical trial protocol from an IRB to conduct a clinical trial at a prospective study site;

•	delays in the enrollment of patients;

•	manufacturing difficulties;

•	failure of our clinical trials and clinical investigators to be in compliance with the FDA’s good clinical practice;

•
failure of our third-party contract research organizations, clinical site organizations or other clinical trial managers, to satisfy their contractual duties, comply with regulations or meet expected deadlines;

•	lack of efficacy during clinical trials; or

•	unforeseen safety issues.

We do not know whether our clinical trials will need to be restructured or will be completed on schedule, if at all, or whether they will provide data necessary to support regulatory approval.  Significant delays in clinical trials will impede our ability to commercialize our product candidates and generate revenue, and could significantly increase our development costs.

In addition, we utilize bovine-sourced materials to manufacture our product candidates.  It is possible that future FDA regulations may require us to change the source of the bovine-sourced materials we use in our product candidates or to cease using bovine-sourced materials.  If we are required to use alternative materials in our product candidates, and in the event that such alternative materials are available to us, or if we choose to change the materials used in our product candidates in the future, we would need to validate the new manufacturing process and run comparability trials with any reformulated product candidate, which could delay future clinical trials and the submission for regulatory approval of our product candidates and negatively impact the development and potential commercialization of our product candidates.

If we fail to obtain the necessary regulatory approvals, or if such approvals are limited, we will not be able to commercialize our product candidates, and we will not generate product revenues.

Even if we comply with all FDA pre-approval regulatory requirements, the FDA may determine that our product candidates are not safe or effective, and we may never obtain regulatory approval for such product candidates. If we fail to obtain regulatory approval for some or all of our product candidates, we will have fewer commercial products, if any, and correspondingly lower product revenues, if any. Even if our product candidates receive regulatory approval, such approval may involve limitations on the indications and conditions of use or marketing claims for our products. Further, later discovery of previously unknown problems or AEs could result in additional regulatory restrictions, including withdrawal of products and addition of warnings or other statements on the product label.

In jurisdictions outside the United States, we must receive marketing authorizations from the appropriate regulatory authorities before commercializing our product candidates. Regulatory approval processes outside the United States generally include requirements and risks similar to, and in many cases in excess of, the risks associated with FDA approval.

Our failure to comply with extensive governmental regulation may significantly affect our operating results.

Even if we obtain regulatory approval for some or all of our product candidates, we will continue to be subject to extensive ongoing requirements by the FDA, as well as by a number of foreign, national, state and local agencies. These regulations will impact many aspects of our operations, including testing, research and development, manufacturing, safety, efficacy, labeling, storage, quality control, AE reporting, import and export, record keeping, approval, distribution, advertising and promotion of our future products. We must also submit new or supplemental applications and obtain FDA approval for certain changes to an approved product, product labeling or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials. The FDA enforces post-marketing regulatory requirements, including the cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations. Failure to comply with applicable regulatory requirements could result in, among other things:

•	administrative or judicial enforcement actions;

•	changes to advertising;

•	failure to obtain regulatory approvals for our product candidates;

•	revocation or suspension of regulatory approvals of products;

•	product seizures or recalls;

•	court-ordered injunctions;

•	import detentions;

•	delay, interruption or suspension of product manufacturing, distribution, marketing and sales; or

•	civil or criminal sanctions.

The discovery of previously unknown problems with any of our future approved products may result in restrictions on such products, including withdrawal from the market. In addition, the FDA may revisit and change its prior determinations with regard to the safety or efficacy of our future approved products. If the FDA’s position changes, we may be required to change our labeling or cease to manufacture and market our future approved products. Even prior to any formal regulatory action, we could voluntarily decide to cease the distribution and sale or recall any of our future approved products if concerns about their safety or efficacy develop.

In their regulation of advertising and other promotion, the FDA and the Federal Trade Commission (the “FTC”) may issue correspondence alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA and FTC are authorized to impose a wide array of sanctions on companies for such advertising and promotion practices, which could result in any of the following:

•	incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA’s requirements;

•	changes in the methods of marketing and selling products;

•	taking FDA mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotions; or

•	disruption in the distribution of products and loss of sales until compliance with the FDA’s position is obtained.

Improper promotional activities may also lead to investigations by federal or state prosecutors, and result in criminal and civil penalties. If we become subject to any of the above requirements, it could be damaging to our reputation and restrict our ability to sell or market our future approved products, and our business condition could be adversely affected. We may also incur significant expenses in defending ourselves.

Physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product’s labeling or differ from those tested by us and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses, but under certain limited circumstances they may disseminate to practitioners’ articles published in peer-reviewed journals. To the extent allowed by the FDA, we may disseminate peer-reviewed articles on our future approved products to practitioners. If, however, our activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA or other regulatory or law enforcement authorities.

Our sales, marketing, and scientific/educational grant programs, if any in the future, must also comply with applicable requirements of various federal and state anti-fraud and abuse laws and regulations including the federal Anti-Kickback Statute, the federal civil False Claims Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran’s Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act.

Depending on the circumstances, failure to meet post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity.

We are subject to significant regulation with respect to the manufacturing of our product candidates.

Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with current Good Manufacturing Practices. These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Our facilities and quality systems and the facilities and quality systems of some or all of our third party manufacturers and suppliers must pass inspection for compliance with the applicable regulations as a condition of FDA approval of our products. In addition, the FDA may, at any time, audit or inspect a manufacturing facility, including our manufacturing facility or our associated quality systems for compliance with the regulations applicable to the activities being conducted. The FDA also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third party manufacturers. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulation occurs independent of such an inspection or audit, we or the FDA may require remedial measures that may be costly and/or time consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales, recalls, market withdrawals, seizures or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we fail to obtain or maintain orphan drug exclusivity for any of our product candidates, our competitors may sell products to treat the same conditions and our operations will be adversely impacted.

As part of our business strategy, we have obtained FDA orphan designation for FCX-007 and FCX-013. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the U.S. The first company to obtain FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug or access to the biologic.

Because the extent and scope of patent protection for some of our product candidates is limited, orphan drug designation is especially important for our product candidates that are eligible for orphan drug designation. For eligible product candidates, we plan to rely, in part, on the exclusivity period under the Orphan Drug Act to maintain a competitive position. If we do not obtain orphan drug exclusivity for our product candidates that do not have broad patent protection, our competitors may then sell the same drug or biologic to treat the same condition which could adversely affect our operations.

Even though we have obtained orphan drug designation for FCX-007 and FCX-013 and even if we obtain orphan drug designation for other potential product candidates in the future, due to the uncertainties associated with developing biopharmaceutical products, we may not be the first to obtain regulatory approval for any particular orphan indication, which means that we may not obtain orphan drug exclusivity and could also potentially be blocked from approval until the first product’s orphan drug exclusivity period expires. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved and granted orphan drug exclusivity, the FDA can subsequently approve the same drug or biologic for the same condition if the FDA concludes that the later drug or biologic is safer, more effective or makes a major contribution to patient care. Orphan drug designation does not shorten the regulatory review and approval process, nor does it provide any additional opportunities for review and guidance from the FDA during the review and approval process.

Even if we were to obtain approval for FCX-007 with the rare pediatric disease designation, the Rare Pediatric Disease Priority Review Voucher Program may no longer be in effect at the time of such approval.

FCX-007 has received rare pediatric disease designation from the FDA for the treatment of RDEB. The FDA defines a “rare pediatric disease” as a disease that affects fewer than 200,000 individuals in the U.S. primarily under the age of 18 years old. Under the FDA’s Rare Pediatric Disease Priority Review Voucher program, upon the approval of a New Drug Application (“NDA”) or a Biologics License Application (“BLA”) for the treatment of a rare pediatric disease, the sponsor of such application would be eligible for a Rare Pediatric Disease Priority Review Voucher that can be used to obtain priority review for a subsequent NDA or BLA. The Priority Review Voucher may be sold or transferred an unlimited number of times. Congress has extended the Priority Review Voucher Program until September 30, 2020.  This program has been subject to criticism, including by the FDA, and it is possible that even if we obtain approval for FCX-007 and qualify for such a Priority Review Voucher, the program may no longer be in effect at the time of approval.

We are largely dependent on the future commercial success of our product candidates.

Our ability to generate revenues and become profitable will depend in large part on the future commercial success of our product candidates.  If any product that we commercialize in the future does not gain an adequate level of acceptance among physicians, patients and third parties, we may not generate significant product revenues or become profitable. Market acceptance of our products that we commercialize, by physicians, patients and third party payors will depend on a number of factors, some of which are beyond our control, including:

•	The efficacy, safety and other potential advantages in relation to alternative treatments;

•	The relative convenience and ease of administration;

•
The availability of adequate coverage or reimbursement by third parties, such as insurance companies and other healthcare payors, and by government healthcare programs, including Medicare and Medicaid;

•	The prevalence and severity of adverse events;

•	The cost of treatment in relation to alternative treatments, including generic or biosimilar products;

•	The extent and strength of our third party manufacturer and supplier support;

•	The extent and strength of marketing and distribution support;

•	The limitations or warnings contained in a product’s FDA approved labeling; and

•	Distribution and use restrictions imposed by the FDA or to which we agree as part of a mandatory risk evaluation and mitigation strategy or voluntary risk management plan

For example, even if our products have been approved by the FDA, physicians and patients may not immediately be receptive to them and may be slow to adopt them. In addition, even though we believe our product candidates have significant advantages to other treatment options, because no head-to-head trials comparing our product candidates to competing products will have been conducted, the prescribing information approved by the FDA would not contain claims that our product is safer or more effective than competitive products. Accordingly, promotion of our products will not reflect any comparative advantages that may exist.  If our products do not achieve an adequate level of acceptance among physicians, patients and third party payors, we may not generate meaningful revenues and we may not become profitable.

In order to commercialize any of our product candidates, we will need to increase our manufacturing capacity and improve our manufacturing capabilities, which will require significant expenditures and regulatory approval.

We currently have limited manufacturing capacity. In order to commercialize any of our product candidates, we will need to increase our manufacturing capacity. We are developing enhancements and alternatives to our current manufacturing process. If we have difficulties in increasing our manufacturing capacity and improving our capabilities, we will be limited in our ability to manufacture and commercialize our product candidates, if they are approved for marketing; and we may not be able to decrease our manufacturing costs. These difficulties could adversely affect our financial performance and damage our reputation. Even if we are successful in developing such enhancements or finding alternatives to our current process, such manufacturing changes will require additional expenditures, for which we may be required to seek external financing. In addition, our ability to increase our manufacturing capacity or modify our manufacturing processes will be subject to additional FDA review and approval.

Negative public opinion and increased regulatory scrutiny of gene therapies may damage public perception of our product candidates or adversely affect our ability to conduct our business or obtain regulatory approvals for our product candidates.

Public perception may be influenced by claims that gene therapies are unsafe, and gene therapies may not gain the acceptance of the public or the medical community. In particular, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our potential product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

Future sales of our products are subject to adequate coverage, pricing and reimbursement from third-party payors, which are subject to increasing and intense pressure from political, social, competitive and other sources. Our inability to obtain and maintain adequate coverage, pricing or reimbursement, could have an adverse effect on our business.

Future sales of our product candidates, should they receive regulatory approval and be commercialized, are dependent, in large part, on the availability and extent of coverage, pricing and reimbursement from government health administration authorities, private health insurers and other organizations. When a new pharmaceutical or biologic product is approved, the availability of government and private reimbursement for that product may be uncertain, as is the pricing and amount for which that product will be reimbursed. The manner and level at which reimbursement is provided for services related to our product candidates (e.g., for administration of our products to patients) is also important. Inadequate reimbursement for such services may lead to physician resistance and adversely affect our ability to market or sell our products.

Pricing and reimbursement for our products and services related to our products may be adversely affected by a number of factors, including:

•	changes in federal, state or foreign government regulations or private third-party payors’ reimbursement policies;

•	pressure by employers on private health insurance plans to reduce costs; and

•
consolidation and increasing assertiveness of payors, including managed care organizations, health insurers, pharmacy benefit managers, government health administration authorities, private health insurers and other organizations, seeking price discounts or rebates in connection with the placement of our products on their formularies and, in some cases, the imposition of restrictions on access or coverage of particular drugs or biologics pricing determined based on perceived value.

Our failure to maintain adequate coverage, pricing, or reimbursement for our products and services related to our products would have an adverse effect on our business, revenues and results of operation, could curtail or eliminate our ability to adequately fund research and development programs for the discovery and commercialization of new product candidates, and could cause a decline in our stock price.

Drug pricing and other health care costs are under significant scrutiny in the U.S. and are subject to intense political and societal pressures which we anticipate will continue and escalate on a global basis. As a result, our business and reputation may be harmed, our stock price may be adversely impacted and experience periods of volatility, and our results of operations may be adversely impacted.

If the market opportunities for our product candidates are smaller than we believe they are, our results of operations may be adversely affected and our business may suffer.

We focus our research and product development on treatments of diseases affecting the skin and connective tissue. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates. These estimates may prove to be incorrect and new studies or clinical trials may change the estimated incidence or prevalence of these diseases. The number of patients in the U.S. and elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

If any of our approved products were to become the subject of problems related to their efficacy, safety, or otherwise, our business would be seriously harmed.

Any of our product candidates that may be approved by the FDA, will be subject to continual review by the FDA, and we cannot assure you that newly discovered or developed safety issues will not arise. For all of our product candidates, the FDA has required us to pay special attention to potential skin cancer and hypersensitivity reactions at the site of injection and, while we have seen no issues to date, we cannot rule out that issues may arise in the future. With the use of any newly marketed drug by a wider patient population, serious AEs may occur from time to time that initially do not appear to relate to the drug itself. Any safety issues could cause us to suspend or cease marketing of our approved products, cause us to modify how we market our approved products, subject us to substantial liabilities, and adversely affect our financial condition and business.

If physicians do not follow our established protocols, the efficacy and safety of our product candidates may be adversely affected.

We are dependent on physicians and other healthcare professionals to follow our established protocols both as to the administration and the handling of our product candidates in connection with our clinical trials, and we will continue to be dependent on physicians and other healthcare professionals to follow such protocols after our product candidates are commercialized. The treatment protocol requires each physician to verify the patient’s name and date of birth with the patient and the patient records immediately prior to injection. In the event more than one patient’s cells are delivered to a physician or we deliver the wrong patient’s cells to the physician, which has occurred in the past, it is the physician’s obligation to follow the treatment protocol and assure that the patient is treated with the correct cells. If the physicians and other healthcare professionals do not follow our protocol, the efficacy and safety of our product candidates may be adversely affected.

Our product candidates may face competition in the future from other pharmaceutical, medical device and biotechnology companies that may have superior products, manufacturing capabilities, financial resources or marketing position.

The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical, medical device and biotechnology companies. Most of these competitors have more extensive research and development and marketing and manufacturing capabilities than we do, as well as greater financial resources. Our future success will depend on our ability to develop and market effectively our products against those of our competitors. If our products cannot compete effectively in the marketplace, our results of operations and financial position will suffer.

With the enactment of the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), as part of the Patient Protection and Affordable Care Act, an abbreviated pathway for the approval of follow-on biological products was created. The new abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” with an existing brand product. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original branded product was approved under a BLA. This data exclusivity does not prevent another company from developing a product that is highly similar to the original branded product, generating its own data and seeking approval. Data exclusivity only assures that another company cannot rely upon the data within the innovator’s application to support the biosimilar product’s approval.

In his proposed budget for fiscal year 2014, President Obama proposed to cut this 12-year period of exclusivity down to seven years. He also proposed to prohibit additional periods of exclusivity due to minor changes in product formulations, a practice often referred to as “evergreening.” It is possible that Congress may take these or other measures to reduce or eliminate periods of exclusivity.

FDA’s implementation and interpretation of the BPCIA is still evolving and could have a material adverse effect on the future commercial prospects for our product candidates.

We may be liable for product liability claims not covered by insurance.

Physicians, patients and clinical trial participants who have used our products in the past or who use them in the future may bring product liability claims against us. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We currently keep in force product liability insurance, although such insurance may not be adequate to fully cover any potential claims or may lapse in accordance with its terms prior to the assertion of claims. We may be unable to obtain product liability insurance in the future, or we may be unable to do so on acceptable terms. Any insurance we obtain or have obtained in the past may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:
•diversion of management’s time and attention;
•expenditure of large amounts of cash on legal fees, expenses and payment of damages;
•decreased demand for our products or any of our future products and services; or
•injury to our reputation.

If we are the subject of any future product liability claims, our business could be adversely affected, and if these claims are in excess of insurance coverage, if any, that we may possess, our financial position will suffer.

Risks Related to Our Dependence on Third Parties

We will incur additional expenses in connection with our exclusive channel collaboration agreements with Intrexon.

Pursuant to our exclusive channel collaboration agreements with Intrexon, we are responsible for future research, development and commercialization expenses of product candidates developed under such collaborations, including FCX-007, FCX-013 and our gene-therapy program for arthritis and related conditions, the effect of which we expect will increase the level of our overall research and development expenses going forward. Although all manufacturing, pre-clinical studies and human clinical trials are expensive and difficult to design and implement, costs associated with the manufacturing, research and development of gene therapy product candidates are generally greater in comparison to small molecule product candidates. We have added personnel and expect to add additional personnel, either directly or through consulting arrangements, to support our exclusive channel collaborations with Intrexon.

Because development activities are determined pursuant to a joint steering committee comprised of Intrexon and ourselves and we have limited experience, future development costs associated with our product candidates may be difficult to anticipate and exceed our expectations. Our actual cash requirements may vary materially from our current expectations for a number of other factors that may include, but are not limited to, unanticipated technical challenges, changes in the focus and direction of our development activities or adjustments necessitated by changes in the competitive landscape in which we operate. If we are unable to continue to financially support such collaborations due to our own working capital constraints, we may be forced to discontinue the collaborations or delay our activities.

We may not be able to retain the exclusive rights licensed to us by Intrexon to develop and commercialize our product candidates.

Pursuant to our exclusive channel collaboration agreements, we are using Intrexon’s technology in connection with all of our product candidates.  The collaboration agreements grant us a license to use patents and other intellectual property of Intrexon in connection with the research, development, and commercialization of collaboration products.

The exclusive channel collaboration agreements may be terminated by Intrexon if we fail to exercise diligent efforts in developing products through the collaborations or if we elect not to pursue the development of a therapy in a “Field” identified by Intrexon that is a “Superior Therapy” as defined in the collaboration agreements.  Upon such termination, the product candidates covered by the applicable exclusive channel collaboration agreement in active and ongoing Phase II or III clinical trials or later stage development through the exclusive channel collaboration agreement shall be entitled to be continued by us with a continuation of the related royalties for such product candidates, and all rights to products covered by the exclusive channel collaboration agreement still in an earlier stage of development shall revert to Intrexon.

There can be no assurance that we will be able to successfully perform under the exclusive channel collaboration agreements and if any of the agreements are terminated it may prevent us from achieving our business objectives and our business may be harmed.

We depend on third parties to conduct our pre-clinical studies and clinical trials, which may result in costs and delays that prevent us from obtaining regulatory approval or successfully commercializing our product candidates.

We engage third parties to perform various aspects of our pre-clinical studies and clinical trials. For instance, we obtain genetically-modified material from a sole source supplier in connection with the clinical development of FCX-007. We depend on these third parties to perform these activities on a timely basis in accordance with the protocol, good laboratory practices, good clinical practices, and other regulatory requirements. Our reliance on these third parties for pre-clinical and clinical development activities reduces our control over these activities. Accordingly, if these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, our pre-clinical studies and clinical trials may be extended, delayed, terminated or our data may be rejected by the FDA. For example, if our sole source supplier of genetically-modified material in connection with the clinical development of FCX-007 were to cease to be able to supply genetically-modified material to us, or decline to supply genetically-modified material to us, our FCX-007 program would be delayed until we obtained an alternative source, which could take a considerable length of time. If it became necessary to replace a third party that was assisting with one of our pre-clinical studies or clinical trials, we believe that there are a number of other third-party contractors that could be engaged to continue these activities, although it may result in a delay of the applicable pre-clinical study or clinical trial. If there are delays in testing or obtaining regulatory approvals as a result of a third party’s failure to perform, our drug discovery and development costs will likely increase, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.

We have limited manufacturing capacity and any manufacturing difficulties, disruptions or delays adversely could affect our ability to conduct our clinical trials.

Manufacturing biologic products is difficult, complex and highly regulated. During 2016, we began to manufacture the pre-clinical supply of our FCX-013 product candidate in our facility in Exton, PA. We outsource the manufacturing of our FCX-007 product candidate to a contract manufacturer in Mountain View, CA. Our ability to adequately and timely manufacture and supply our product candidates is dependent on the operation of our sole facility and those of our contract manufacturer, which may be impacted by, among other things:

•	availability, performance, or contamination of raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier;

•	capacity of our facility and those of contract manufacturer;

•	the performance of information technology systems;

•	compliance with regulatory requirements;

•	inclement weather and natural disasters;

•	changes in forecasts of future demand for product components;

•	timing and actual number of production runs for product components;

•	potential facility contamination by microorganisms or viruses;

•	updating of manufacturing specifications; and

•	product quality success rates and yields.

If the efficient manufacture and supply of our product candidates is interrupted, we may experience delayed shipments or supply constraints, which may materially impact our ongoing and future pre-clinical studies and clinical trials.

Our manufacturing processes and those of our contract manufacturer must undergo a potentially lengthy FDA approval process, as well as other regulatory approval processes, and are subject to continued review by the FDA and other regulatory authorities. It is a multi-year process to build and license a new manufacturing facility and it can take significant time to qualify and license a contract manufacturer.

If regulatory authorities determine that we or our contract manufacturer or certain of our third-party service providers have violated regulations or if they restrict, suspend or revoke our prior approvals, they could prohibit us from manufacturing our products or conducting clinical trials or selling our marketed products until we or the affected third-party service providers comply, or indefinitely. Because our third-party service providers are subject to the FDA and, potentially, in the future, foreign regulatory authorities, alternative qualified third-party service providers may not be available on a timely basis or at all. If we or our third-party service providers cease or interrupt production or if our third-party service providers fail to supply materials, products or services to us, we may experience delayed shipments, and supply constraints for our products.

Our research, development and manufacturing operations depend on two facilities for all of our product candidates. If one or more of such facilities is destroyed or is out of operation for a substantial period of time, our business may be adversely impacted.

We currently conduct our research, development and manufacturing operations related to our product candidates in our facility located in Exton, Pennsylvania as well as at our contract manufacturer that uses one facility located in Mountain View, California.

If regulatory, manufacturing or other problems require us to discontinue production at either facility, we will not be able to have supplies for our pre-clinical studies and clinical trials, which would adversely impact our business. If either facility or the equipment in it is significantly damaged or destroyed by fire, flood, power loss or similar events, we may not be able to quickly or inexpensively replace our or our contract manufacturer’s facility. In the event of a temporary or protracted loss of either facility or equipment, we might not be able to transfer manufacturing to a third party. Even if we could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with necessary regulatory requirements.

Risks Related to Our Intellectual Property

If we or our licensors are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technologies and product candidates, our competitive position could be harmed.

Our commercial success will depend in large part on our, and our licensors, ability to obtain and maintain patent and other intellectual property protection in the U.S. and other countries with respect to our proprietary technology and our product candidates. We rely on trade secret, patent, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the U.S. and abroad related to our novel technologies and product candidates that are important to our business.

The patent positions of biopharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patents, including those patent rights licensed to us by third parties, are highly uncertain.  The steps we or our licensors have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the U.S. Further, the examination process may require us or our licensors to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The rights already granted under any of our currently issued patents or those licensed to us and those that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we or our licensors are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we or our licensors will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

With respect to patent rights, we do not know whether any of the pending patent applications for any of our therapies will result in the issuance of patents that protect our technology or products, or if any of our or our licensors’ issued patents will effectively prevent others from commercializing competitive technologies and product candidates. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing or in some cases not at all, until they are issued as a patent. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.

Our issued patents, those that may be issued in the future or those licensed or acquired by us, may be challenged, invalidated or circumvented, and the rights granted under any issued patent may not provide us with proprietary protection or competitive advantages against competitors with similar technology.  In particular, we do not know if competitors will be able to design variations on our treatment methods to circumvent our current and anticipated patent claims.  Furthermore, competitors may independently develop similar technologies or duplicate any technology developed by us.

Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we own or have licensed from third parties may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our or our licensor’s patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could harm our business.

Our commercial success depends upon our ability to develop, manufacture, and if approved, market and sell our product candidates and to use our related proprietary technologies. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference, post grant review, inter partes review or derivation proceedings before the U.S. Patent and Trademark Office (“USPTO”). Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party in order to be able to commercialize any of our product candidates that obtain regulatory approval.  However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing our future approved products and then expend time and funding to redesign such products so that such products do not infringe others’ patents while still allowing us to compete in the market with a substantially similar product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing any of our product candidates that obtain regulatory approval or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business. In addition, our involvement in any of these proceedings may cause us to incur substantial costs and result in diversion of management and technical personnel. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop, commercialize and sell products, and could result in the award of substantial damages against us.

We believe that use of our product candidates in clinical trials falls within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the U.S., which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. As our product candidates progress toward regulatory approval and commercialization, the possibility of a patent infringement claim against us increases. We attempt to ensure that our product candidates and the methods we employ to manufacture them, as well as the methods for their use we intend to promote, do not infringe other parties’ patents and other proprietary rights. There can be no assurance they do not, however, and competitors or other parties may assert that we infringe their proprietary rights in any event.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our product candidates throughout the world would be prohibitively expensive, and our or our licensors’ intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws and practices of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, we and our licensors may not be able to prevent third parties from practicing our and our licensors’ inventions in all countries outside the U.S., or from selling or importing products made using our and our licensors’ inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, and may export otherwise infringing products to territories where we or our licensors have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our or our licensor’s patents or marketing of competing products in violation of our proprietary rights generally in those countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our and our licensors’ patents at risk of being invalidated or interpreted narrowly and our and our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits that we or our licensors initiate and the damages or other remedies awarded, if any, may not be commercially meaningful.

The laws of certain foreign countries may not protect our rights to the same extent as the laws of the U.S., and these foreign laws may also be subject to change. For example, methods of treatment and manufacturing processes may not be patentable in certain jurisdictions, and the requirements for patentability may differ in certain countries, particularly developing countries. Furthermore, competitors may challenge the scope, validity or enforceability of our or our licensors’ patents, requiring us or our licensors to engage in complex, lengthy and costly litigation or other proceedings. Biopharmaceutical companies may develop, seek approval for, and launch biosimilar versions of our products. Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under certain circumstances to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our and our licensors’ efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Given the amount of time required for the development, testing and regulatory review of our product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. We expect to seek extensions of patent terms in the U.S. and, if available, in other countries where we are prosecuting patents. In the U.S., the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved indication (or any additional indications approved during the period of extension). However, the applicable authorities, including the FDA and the USPTO in the U.S., and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and pre-clinical data and launch their product earlier than might otherwise be the case.

Changes in patent law, including recent patent reform legislation, could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve technological and legal complexity, and obtaining and enforcing pharmaceutical patents is costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the U.S. and other countries may diminish the value of our patents or narrow the scope of our patent protection.  For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our and our licensors’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our and our licensors’ ability to obtain new patents or to enforce existing patents and patents we and our licensors may obtain in the future. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents.

In September 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the U.S. transitioned in March 2013 to a “first to file” system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO and may become involved in opposition, derivation, reexamination, post grant review, inter-partes review or interference proceedings challenging our patent rights or the patent rights of our licensors. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our or our licensors’ patent rights, which could adversely affect our competitive position. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents and those licensed to us.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our product candidates, our competitive position would be adversely affected.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

To protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, and to maintain our competitive position, we rely on trade secret protection and confidentiality agreements. To this end, it is our general policy to require our employees, consultants, advisors, and contractors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries, and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. Moreover, we may not be able to obtain adequate remedies for any breaches of these agreements. Our trade secrets may also be obtained by third parties by other means, such as breaches of our physical or computer security systems. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us or our licensors to challenge the validity or scope of intellectual property rights we own or control. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our Common Stock.

We may be subject to claims by third parties asserting that our licensors, employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees and our licensors’ employees, including our senior management, were previously employed at universities or at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may be able to make biologics that are the same as or similar to our product candidates, but that are not covered by the claims of the patents that we own or have exclusively licensed;

•
we or our licensors or any strategic partners might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or have exclusively licensed;

•	we or our licensors might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending patent applications will not lead to issued patents;

•	issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•
our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Risks Related to Business Operations

We are dependent on our executives and other key professionals and the loss of any of these individuals could harm our business.

We are dependent on the efforts of our executives and other key scientific, manufacturing and quality personnel. The loss of any of these individuals, or our inability to recruit and train additional key personnel in a timely manner, could materially and adversely affect our business and our future prospects. A loss of one or more of our current executives or other key professionals could severely and negatively impact our operations. All of our employees, including our chief executive officer, are employed “at-will,” and any of them may elect to pursue other opportunities at any time. We have no present intention of obtaining key man life insurance on any of our executive officers or key professionals.

Recent changes in our senior management team and the lack of shared experience among the current members of our senior management team could harm our business.

Effective as of December 16, 2016, David Pernock resigned as our Chief Executive Officer and as a member of our Board. Effective as of January 1, 2017, Keith A. Goldan resigned as our Chief Financial Officer. Effective as of January 25, 2017, Michael F. Marino resigned as our Senior Vice President, General Counsel and Corporate Secretary. Effective as of December 18, 2016, our Board appointed John M. Maslowski, previously our Senior Vice President of Scientific Affairs, as our Chief Executive Officer. Additionally, in light of the departure of Mr. Goldan, Kimberly M. Smith, our Vice President of Corporate Accounting and Controller, was appointed as our principal accounting officer, effective as of November 7, 2016. On February 10, 2017, Ms. Smith resigned from the Company, effective as of March 31, 2017.

As a result of these changes, we may experience disruption or have difficulty in maintaining or developing our business during this transition. Further, our senior management team has limited experience working together as a group. This lack of shared experience could negatively impact our senior management team’s ability to quickly and efficiently respond to problems and effectively manage our business. If our management team is not able to work together as a group, our business may be harmed.

We may need to attract, train and retain additional experienced executives and other key professionals in the future.

In the future, we may need to seek additional executives and other key professionals. There is a high demand for experienced executive, scientific, manufacturing and quality personnel in our industry. We do not know whether we will be able to attract, train and retain such experienced personnel in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Our business may be adversely affected by current and potential future healthcare reforms.

In the U.S., federal and state legislatures, health agencies and third-party payors continue to focus on containing the cost of health care. Legislative and regulatory proposals and enactments to reform health care insurance programs could significantly influence the manner in which our product candidates, if approved, are prescribed and purchased. For example, provisions of the Patient Protection and Affordable Care Act (“PPACA”) have resulted in changes in the way health care is paid for by both governmental and private insurers, including increased rebates owed by manufacturers under the Medicaid Drug Rebate Program, annual fees and taxes on manufacturers of certain branded prescription drugs, the requirement that manufacturers participate in a discount program for certain outpatient drugs under Medicare Part D and the expansion of the number of hospitals eligible for discounts under Section 340B of the Public Health Service Act.

There is also significant economic pressure on state budgets that may result in states increasingly seeking to achieve budget savings through mechanisms that limit coverage or payment for certain drugs. In recent years, some states have considered legislation and ballot initiatives that would control the prices of drugs, including laws to allow importation of pharmaceutical products from lower cost jurisdictions outside the U.S. and laws intended to impose price controls on state drug purchases. State Medicaid programs are increasingly requesting manufacturers to pay supplemental rebates and requiring prior authorization by the state program for use of any drug for which supplemental rebates are not being paid. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding constraint on prices and reimbursement for our product candidates, if approved. In addition, under the PPACA, as states implement their health care marketplaces or operate under the federal exchange, the impact on drug manufacturers will depend in part on the formulary and benefit design decisions made by insurance sponsors or plans participating in these programs. It is possible that we may need to provide discounts or rebates to such plans in order to maintain favorable formulary access for our future product candidates, if approved, which could have an adverse impact on our sales and results of operations.

If we fail to comply with federal and state healthcare laws, including fraud and abuse and health information privacy and security laws, we could face substantial penalties and our business, results of operations, financial condition and prospects could be adversely affected.

As a biopharmaceutical company, even though we do not bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. For example, we could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include, among others:

•
The federal Anti-Kickback Statute, which constrains our business activities, including our marketing practices, educational programs, pricing policies, and relationships with healthcare providers or other entities, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual or the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•
Federal civil false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment of government funds, or other third-party payors that are false or fraudulent. Criminal prosecution is also possible for making or presenting a false or fictitious or fraudulent claim to the federal government;

•
The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which prohibits, among other things, executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

•
Requirements to report annually to the Centers for Medicare & Medicaid Services certain “transfers of value” made to teaching hospitals and physicians (including family members) and reporting any ownership and investment interests held by physicians and their immediate family members and applicable group purchasing organizations during the preceding calendar year; and

•
State and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government that otherwise restricts certain payments that may be made to healthcare providers and entities; state laws that require drug manufacturers to report information related to payments and other transfer of value to physicians and other healthcare providers and entities; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has further strengthened these laws. For example, the PPACA, among other things, clarified the intent requirement of the federal anti-kickback and certain criminal healthcare fraud statutes. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it. Moreover, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

To the extent that any of our product candidates is ultimately sold in a foreign country, we may be subject to similar foreign laws and regulations.

If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including administrative, civil and criminal penalties, damages, fines, exclusion from participation in United States federal or state health care programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations any of which could materially adversely affect our ability to operate our business and our financial results. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing manufacturing and laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, our internal computer systems, and those of our contract research organizations, contract manufacturing organization, and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in our operations or the unauthorized transfer of our proprietary information, and could result in a material disruption of our research, pre-clinical and clinical activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs. For example, the loss of clinical trial data from completed or ongoing clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited or restricted.

We have generated significant net operating loss carryforwards (“NOL’s”) as a result of our incurrence of losses and our conduct of research activities since inception. We generally are able to carry NOL’s forward to reduce our tax liability in future years. However, our ability to utilize the NOL’s is subject to the rules of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”). Those sections generally restrict the use of NOL’s after an “ownership change.” An ownership change occurs if, among other things, the stockholders (or specified groups of stockholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s Common Stock or are otherwise treated as 5% stockholders under Section 382 of the Code and the United States Treasury Department regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders over the applicable testing period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry forwards and Section 383 imposes an annual limitation on the amount of tax a corporation may offset with carry forwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry forwards. We have completed several financings since our inception which we believe have resulted in “ownership changes” within the meaning of Section 382. We may also experience ownership changes in the future as a result of additional financings and subsequent shifts in our stock ownership. As a result, our NOL’s may be subject to limitations and we may be required to pay taxes earlier and in larger amounts than would be the case if our NOL’s were freely usable.

Risks Related to Ownership of our Common Stock

The trading price of the shares of our Common Stock has been highly volatile, and purchasers of our Common Stock could incur substantial losses.

Our stock began trading on NYSE MKT on May 17, 2013 and then on NASDAQ on August 29, 2014. Between May 17, 2013 and December 31, 2016, our Common Stock has traded between $0.52 and $7.60. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	whether our clinical trials can be conducted within the timeframe that we expect and whether such trials will yield positive results;

•	whether our collaborations with Intrexon can be advanced with positive results within the timeframe and budget that we expect;

•	changes in laws or regulations applicable to our products or product candidates, including but not limited to clinical trial requirements for approvals;

•	unanticipated serious safety concerns related to the use of our product candidates;

•	a decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•
our ability to increase our manufacturing capacity and reduce our manufacturing costs through the improvement of our manufacturing process, our ability to validate any such improvements with the relevant regulatory agencies and our ability to accomplish the foregoing on a timely basis;

•	adverse regulatory decisions;

•	the introduction of new products or technologies offered by us or our competitors;

•	negative public opinion or perception of cell and gene therapies;

•	the inability to effectively manage our growth;

•	actual or anticipated variations in quarterly operating results;

•	the failure to meet or exceed the estimates and projections of the investment community;

•	the perception of the biopharmaceutical industry by the public, legislatures, regulators and the investment community;

•	the overall performance of the U.S. equity capital markets and general political and economic conditions;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	additions or departures of key personnel;

•	the trading volume of our Common Stock; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Randal J. Kirk and certain of his affiliates (including Intrexon) own a substantial percentage of our Common Stock and will be able to exert significant influence over matters subject to stockholder approval.

As of January 27, 2017, Randal J. Kirk and certain of his affiliates (including Intrexon, our collaboration partner on our gene therapy programs) beneficially owned approximately 16.6 million shares, or approximately 38%, of our Common Stock, excluding Common Stock underlying the Notes and the Private Placement Warrants issued in connection with the 2016 Private Placement. If Randal J. Kirk and certain of his affiliates exercised the Private Placement Warrants and converted the principal and accrued interest of the Notes, they would receive, in the aggregate, (i) approximately 6.8 million shares of our Common Stock pursuant to exercise of the Private Placement Warrants, (ii) approximately 6.0 million shares of Common Stock underlying $6,762,500 outstanding principal amount of convertible promissory notes and (iii) approximately 0.1 million shares of Common Stock underlying accrued interest on the convertible promissory notes resulting in the beneficial ownership of approximately 52% of our Common Stock. If Randal J. Kirk and certain of his affiliates purchase units offered in this Offering, the beneficial ownership of Randal J. Kirk and his affiliates will further increase upon the conversion of the shares of Series A Preferred Stock and the exercise of the Warrants, respectively.

Mr. Kirk and his affiliates may have interests that conflict with our other stockholders and, if acting together, have the ability to significantly influence the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership could delay or prevent any acquisition of our company on terms that other stockholders may desire.

Additionally, two of our directors, Julian Kirk (who is the son of Randal J. Kirk) and Marcus Smith, are employees of Third Security, LLC, which is an affiliate of Randal J. Kirk.

Our operating results may fluctuate significantly in the future, which may cause our results to fall below the expectations of securities analysts, stockholders and investors.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include, but are not limited to:

•	the timing, implementation and cost of our research, pre-clinical studies and clinical trials;

•	expenses in connection with our exclusive channel collaboration agreements with Intrexon;

•	the timely and successful implementation of improved manufacturing processes;

•	our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations;

•	the amount and timing of expenditures by practitioners and their patients;

•	introduction of new technologies;

•	product liability litigation, class action and derivative action litigation, or other litigation;

•	the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

•	the state of the debt and/or equity capital markets at the time of any proposed offering we choose to initiate;

•	our ability to successfully integrate new acquisitions into our operations;

•	government regulation and legal developments regarding our product candidates in the United States and in the foreign countries in which we may operate in the future; and

•	general economic conditions.

As a strategic response to changes in the competitive environment, we may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our operating results. Due to any of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future period, which may cause our stock price to decline.

Future sales of our Common Stock may depress our stock price.

The market price of our Common Stock could decline as a result of sales of substantial amounts of our Common Stock in the public market, or as a result of the perception that these sales could occur, which could occur if we issue a large number of shares of Common Stock (or securities convertible into our Common Stock) in connection with a future financing, as our Common Stock is trading at low levels. These factors could make it more difficult for us to raise funds through future offerings of Common Stock or other equity securities. In addition to our Common Stock outstanding, as of December 31, 2016, we had warrants and stock options outstanding that were exercisable for a total of 5,087,887 shares of Common Stock. An additional 18,087,500 warrants, issued in connection with the 2016 Private Placement, become exercisable March 8, 2017.

We have not declared any dividends on our Common Stock to date, and we have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our Common Stock rests with our Board and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our Common Stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our Common Stock to earn a return on their investment.

Provisions in our charter documents could prevent or delay stockholders’ attempts to replace or remove current members of our Board.

Our charter documents provide for staggered terms for the members of our Board. Our Board is divided into three staggered classes, and each director serves a term of three years. At stockholders’ meetings, only those directors comprising one of the three classes will have completed their term and be subject to re-election or replacement.

In addition, our Board is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Accordingly, our Board has in the past and may in the future, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control.

The use of a staggered Board and the ability to issue “blank check” preferred stock are traditional anti-takeover measures. These provisions in our charter documents make it difficult for a majority stockholder to gain control of the Board and of our company. These provisions may be beneficial to our management and our Board in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer, or who may want to replace some or all of the members of our Board.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and the development of our product candidates.

Our bylaws provide for the indemnification of our officers and directors. We have in the past and may in the future be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain profitability.

Provisions of the warrants issued in connection with certain of our prior financings provide for preferential treatment to the holders of the warrants and could impede a sale of the Company.

The warrants we issued in connection with certain of our prior financings gives each holder the option to receive a cash payment based on a Black-Scholes valuation upon our change of control or upon our failure to be listed on any trading market. We are required, at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a fundamental transaction, to redeem all or any portion of these warrants from the warrant holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrant on or prior to the date of the consummation of such fundamental transaction.

An active market for our Common Stock may not be sustained.

In the past, we have had a limited, volatile and sporadic public trading market for our Common Stock. Although our Common Stock is listed on NASDAQ, an active trading market for our Common Stock may not be sustained, especially given the large percentage of our Common Stock held by our affiliates. If an active market for our Common Stock is not sustained, it may be difficult for our stockholders to sell shares without depressing the market price for our Common Stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “potential,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, among other things, statements about:

•	our expectations related to the use of proceeds from this Offering;

•	our expectation that the net proceeds from this Offering, together with our existing cash resources, will be sufficient to enable us to fund our operations into the second quarter of 2018;

•	future expenses and capital expenditures;

•	our plans to address our future capital requirements and the consequences of failing to do so;

•	our plans to resolve our noncompliance with the minimum bid price requirement of NASDAQ’s listing rules and the consequences of failing to do so;

•
our expectation to have three-month data for the Phase I portion of our Phase I/II clinical trial of FCX-007 in the third quarter of 2017 and to initiate the Phase II portion of the trial in the fourth quarter of 2017;

•	our expectation to initiate a toxicology/biodistribution study and submit an IND for FCX-013 to the FDA in the fourth quarter of 2017;

•	our product development goals under our collaborations with Intrexon for all of our product candidates;

•	the potential benefits of fast track, orphan and rare disease designations;

•	the potential advantages of our product candidates and technologies;

•	the scope and duration of intellectual property protection; and

•	the effect of legal and regulatory developments.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, particularly under “Risk Factors” on page S-8 of this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we intend to use the net proceeds received by us from our sale of the securities described in this prospectus supplement for the continued clinical and pre-clinical development of our product candidates, FCX-007 and FCX-013, and for the research of potential product candidates under the 2015 ECC, and for other general corporate purposes, which may include, without limitation:

•	working capital;

•	research and development expenditures;

•	the funding of in-licensing agreements for product candidates, additional technologies or other forms of intellectual property;

•	expenditures relating to manufacturing infrastructure and other capital expenditures; and

•	general and administrative expenses.

We estimate the net proceeds of the Series A Preferred Stock and Warrants sold by us in this Offering, excluding the proceeds, if any, from the exercise of the Warrants, after deducting estimated Offering expenses payable by us, will be approximately $              million at the Closing. We cannot predict when or if the Warrants will be exercised for Common Stock, and it is possible that the Warrants may expire and never be exercised. These general corporate purposes may include capital expenditures and additions to working capital. Notwithstanding the foregoing, we will not, directly or indirectly, use the proceeds for the satisfaction of any of our indebtedness, (ii) the redemption or repurchase of any of our securities, or (iii) the settlement of any outstanding litigation. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment grade securities.

The amounts and timing of our use of the net proceeds from this Offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities offered by us hereunder. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

Although it is difficult to predict future liquidity requirements, we believe that the net proceeds from this Offering, together with our existing cash resources, will be sufficient to enable us to fund our operations into the second quarter of 2018. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

PRICE RANGE OF COMMON STOCK

Our Common Stock is listed on NASDAQ under the symbol “FCSC.”

The following table sets forth, for the periods indicated, the high and low closing sales prices of our Common Stock as reported on NASDAQ:

	High	Low

Fiscal Year Ended December 31, 2015
First Quarter	$5.99	$2.38
Second Quarter	$6.40	$3.25
Third Quarter	$7.60	$3.68
Fourth Quarter	$6.18	$3.50

Fiscal Year Ended December 31, 2016
First Quarter	$4.62	$2.04
Second Quarter	$3.78	$0.91
Third Quarter	$1.38	$0.70
Fourth Quarter	$1.05	$0.52

Fiscal Year Ended December 31, 2017
First Quarter (through March 6, 2017)	$1.17	$0.62
As of March 6, 2017, there were 139 holders of record of our Common Stock. On March 6, 2017, the last reported sale price of our Common Stock on NASDAQ was $0.67 per share.
DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock. We do not anticipate paying any cash dividends on our Common Stock for the foreseeable future. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our Board may deem relevant.

RATIO OF EARNINGS TO FIXED CHARGES
The table below presents the ratio of earnings to combined fixed charges and preferred stock dividends and the coverage for the last five completed fiscal years.

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings to combined fixed charges and preferred stock dividends	N/A	N/A	N/A	N/A	N/A
Deficiency ($ in thousands)	$(15,292)	$(34,453)	$(25,650)	$(31,554)	$(16,089)

Our earnings were inadequate to cover fixed charges and preferred stock dividends for each of the periods indicated above. The amount of the deficiency by which our earnings did not cover our fixed charges for each such period is disclosed in the second line of the above table, in thousands of dollars.

For purposes of calculating the ratio of earnings to fixed charges, earnings are calculated as follows: (i) adding (a) pre-tax income (loss) from continuing operations; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and (ii) then subtracting from such sum (a) interest capitalized; and (b) noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are calculated as the sum of (a) interest costs (both expensed and capitalized), (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries.

This information should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

DILUTION

Our net tangible book value as of December 31, 2016, was approximately $15.9 million, or $0.36 per share of our Common Stock. Net tangible book value per share of our Common Stock is determined by dividing total tangible assets less total tangible liabilities, excluding items such as intangibles and non-cash generally accepted accounting principles adjustments, by the aggregate number of shares of our Common Stock outstanding as of December 31, 2016. Dilution per share of our Common Stock to investors in this Offering represents the difference between the amount per share of our Common Stock underlying the Series A Preferred Stock paid by investors in this Offering (attributing no value to the Warrants in this Offering) and the net tangible book value per share of our Common Stock immediately following the completion of this Offering.

After giving effect to the sale by us of the units we are offering at the public offering price of $               per unit (with each unit containing one share of Series A Preferred Stock convertible into the number of shares of our Common Stock equal to $                divided by $ , or shares of our Common Stock per unit purchased), and after deducting the estimated offering expenses payable by us, our as-adjusted net tangible book value as of December 31, 2016 would have been approximately $ million, or approximately $ per share of our Common Stock, without giving effect to the potential exercise of the Warrants in this Offering. This represents an immediate increase in net tangible book value of approximately $ per share of our Common Stock to our existing stockholders and an immediate decrease in as-adjusted net tangible book value of approximately $ per share of our Common stock to investors in this Offering, as illustrated by the following table:

Public offering price per share			$
Conversion price per share of Series A Preferred Stock
Net tangible book value per share of our Common Stock as of December 31, 2016		$0.36
Increase in net tangible book value per share of our Common Stock attributable to investors purchasing shares of Series A Preferred Stock in this Offering	$
As adjusted net tangible book value per share of Common Stock after this Offering			$
Dilution per share of to investors purchasing our Series A Preferred Stock in this Offering			$

The number of shares of our Common Stock to be outstanding immediately after this Offering is based on 44,058,626 shares of our Common Stock outstanding as of December 31, 2016. Unless specifically stated otherwise, the information in this prospectus supplement is as of December 31, 2016 and excludes:

•	16,113,813 shares of our Common Stock issuable upon the conversion of the Notes (including any accrued interest thereon, payable in shares of our Common Stock) outstanding as of December 31, 2016;

•
3,838,048 shares of our Common Stock issuable upon the exercise of stock options outstanding as of December 31, 2016, at a weighted average exercise price of $5.05 per share, of which options to purchase 2,179,198 shares of our Common Stock were then exercisable;

•	20,996,189 shares of our Common Stock issuable upon the exercise of warrants (excluding the warrants offered hereby) at a weighted average exercise price of $1.99 per share; and

•	an aggregate of 3,722,705 shares of our Common Stock reserved for future grants of stock options (or other similar equity instruments) under the Equity Incentive Plan.

To the extent that stock options or warrants are exercised, the Notes are converted, new stock options are issued under the Equity Incentive Plan, or we issue additional shares of our Common Stock or Common Stock equivalents in the future, there may be further dilution to investors participating in this Offering. The above illustration of dilution per share to investors participating in this Offering assumes no exercise of outstanding stock options or outstanding warrants to purchase shares of our Common Stock (including the potential exercises of the Warrants in this Offering) or the exercise of the Notes. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES

In this Offering, we are offering               shares of Series A Preferred Stock and the Warrants to purchase                shares of Common Stock as well as the shares of Common Stock that are issuable from time to time upon conversion of such Series A Preferred Stock and exercise of the Warrants.

This Offering shall consist of the sale of           units at a sales price of $          , with each unit consisting of one share of Series A Preferred Stock sold together with a Warrant. This allows for the purchase of                shares of Common Stock at an exercise price of $                  per share of Common Stock, subject to adjustment as provided below. Each share of Series A Preferred Stock shall be convertible into               shares of Common Stock at a conversion ratio determined by dividing the Stated Value of each share of Series A Preferred Stock by the Conversion Price of $               per share, subject to adjustment as described below. Each Warrant shall be exercisable during the period commencing on the Initial Exercise Date and ending on the Expiration Date.

There is no established public trading market for the Series A Preferred Stock or the Warrants, and we do not expect any such market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock or the Warrants on any national securities exchange or other nationally recognized trading system.

Description of Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Capital Stock” starting on page 7 of the accompanying prospectus.

Description of Series A Preferred Stock

The following is a summary of certain terms and provisions of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) establishing the rights and preferences of the Series A Preferred Stock offered in this Offering. The description of the Series A Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, which will be filed as an exhibit to a Current Report on Form 8-K to be filed with the SEC by us in connection with this Offering.

General.

Our Charter authorizes our Board to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.

Subject to the limitations prescribed by our Charter, our Board is authorized to establish the number of shares constituting each series of preferred stock and to fix the designation, powers, preferences and relative participating, optional and other rights of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. A committee designated by our Board has designated            of the 5,000,000 authorized shares of preferred stock as Series A Preferred Stock. When sold, issued and paid for in accordance with the terms of the Securities Purchase Agreement (as defined below), the shares of Series A Preferred Stock will be validly issued, fully paid and non-assessable.

Voluntary Conversions by Holders.

Each holder of Series A Preferred Stock may, at any time, elect to convert shares of Series A Preferred Stock into shares of our Common Stock at the Conversion Price, subject to certain beneficial ownership limitations described below. The number of shares into which each share of Series A Preferred Stock is determined by dividing the then Stated Value of the share of Series A Preferred Stock by the Conversion Price. The Conversion Price is defined as $              (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events).

Fundamental Transactions; Change of Control.

In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our Common Stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our Common Stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding Common Stock, then, upon any subsequent conversion of the Series A Preferred Stock, the holders of such Series A Preferred Stock will have the right to receive any shares of the successor or acquiring corporation and any additional consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon conversion in full (including accrued but unpaid dividends thereon) of the Series A Preferred Stock immediately prior to any of the foregoing transactions.

In addition, we have agreed to have any successor entity in any of the foregoing transactions in which we are not the surviving entity to assume in writing all of our obligations under the Certificate of Designation.

Limitations on Conversion and Issuance.

The Series A Preferred Stock may not be converted and shares of our Common Stock may not be issued under the Certificate of Designation with respect to such Series A Preferred Stock if, after giving effect to the conversion or issuance, a holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our Common Stock (the “Ownership Threshold”); provided, however, that if a holder, together with its affiliates, comes to own a percentage of our Common Stock in excess of the Ownership Threshold after the date hereof, the percentage limitation shall increase to 9.99%. Such increased percentage shall continue to apply until the holder is deemed to own an amount of shares less than or equal to the Ownership Threshold of the outstanding shares of Common Stock, at which point the Ownership Threshold will apply again.

This limitation on beneficial ownership may be increased, decreased or terminated, in the sole discretion of each holder of the Series A Preferred Stock, upon sixty-one (61) days’ written notice to us by such holder of Series A Preferred Stock.

Dividends.

Holders of the Series A Preferred Stock are entitled to receive, and we shall pay, cumulative dividends at a rate per share of 4% per annum (calculated quarterly as a percentage of the Applicable Stated Value per share for each quarterly period). After five years, holders of the Series A Preferred Stock are entitled to receive cumulative dividends at a rate per share of 8% per annum (calculated quarterly as a percentage of the Applicable Stated Value per share for such quarterly period). Dividends on a share of Series A Preferred Stock increases such share of Series A Preferred Stock’s Stated Value and are payable by way of inclusion in the Stated Value (i) on the applicable conversion date (but only with respect to the shares of Series A Preferred Stock being converted), (ii) upon our liquidation and (iii) upon the occurrence of a fundamental transaction.

If we, at any time while the Series A Preferred Stock is outstanding, pay a stock dividend or otherwise make a distribution or distributions payable in shares of our Common Stock on shares of our Common Stock or any other common stock equivalents, each holder of Series A Preferred Stock shall be entitled to receive such dividend or distribution in such amounts as each such holder of Series A Preferred Stock would have been entitled to receive, on a per share basis, if the shares of Series A Preferred Stock held by each such holder were converted into shares of Common Stock at the time of payment of such stock dividend or distribution.

Liquidation Preference.

Upon our liquidation, dissolution or winding up, the holders of the Series A Preferred Stock shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to such holder’s then Stated Value for each share of Series A Preferred Stock before any distribution to the holders of our Common Stock, any class or series of preferred stock and all other Common Stock equivalents other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in redemption, distribution of assets upon a liquidation or dividends. If there are insufficient assets to pay in full such amounts, then the available assets shall be ratably distributed to the holders of the Series A Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Redemption Rights.

We are not obligated to redeem or repurchase any shares of Series A Preferred Stock. Shares of Series A Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Voting Rights.

Shares of Series A Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of at least 70% of the then outstanding shares of Series A Preferred Stock will be required to:
(i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation;
(ii) amend the Company’s Charter or other charter documents in any manner that adversely affects any rights of a holder of the Series A Preferred Stock;
(iii) authorize or create any class of stock ranking as to redemption, distribution of assets upon liquidation or dividends senior to, or otherwise pari passu with, the Series A Preferred Stock;
(iv) declare or make any dividends other than dividend payments or other distributions payable solely in Common Stock; or
(v) enter into any agreement with respect to any of the foregoing.

Transfer of Series A Preferred Stock.

We will register the transfer of any shares of the Series A Preferred Stock in our preferred stock register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by a holder of shares of Series A Preferred Stock. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred will be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, will be issued to the transferring holder, in each case, within three (3) business days.

No Exchange Listing of Preferred Shares.

We do not plan on making an application to list the Series A Preferred Stock on NASDAQ, any national securities exchange or other nationally recognized trading system. Our Common Stock issuable upon conversion of shares of Series A Preferred Stock is listed on NASDAQ.

Description of Warrants to Purchase Common Stock

The following summary of certain material terms and provisions of the Warrants offered in this Offering is subject to changes based on the final terms of this Offering. It summarizes only those aspects of the Warrants that we believe will be most important to your decision to invest in the Warrants. You should keep in mind, however, that it is the terms in the Warrants, and not this summary that define your rights as a holder of the Warrants. There may be other provisions in the Warrants that are also important to you. You should read the forms of the Warrants for a full description of the terms of the warrants. Further, the following summary is subject to, and qualified in its entirety by, the form of Warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this Offering. You should review a copy of the form of Warrant for a complete description of the terms and conditions applicable to the Warrants.

Shares of our Common Stock Issuable upon Exercise of Warrants.

The Warrants entitle the holders of the Warrants to purchase, commencing on            , 2017, in the aggregate, up to                 shares of our Common Stock (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events). No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number.

Expiration Date.

The warrants will expire on              , 2022.

Cashless Exercise.

Each holder of the Warrants may exercise the Warrant on a cashless basis. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our Common Stock purchasable upon such exercise.

Exercise Price.

The initial exercise price of the Warrants is $                  (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events).

Limitations on Exercise.

The Warrants may not be exercised if, after giving effect to the exercise, a holder together with its affiliates would beneficially own in excess of the Ownership Threshold; provided, however, that if a holder, together with its affiliates, comes to own a percentage of our Common Stock in excess of the Ownership Threshold after the date hereof, the percentage limitation shall increase to 9.99%. Such increased percentage shall continue to apply until the holder is deemed to own an amount of share less than or equal to the Ownership Threshold of the outstanding shares of our Common Stock, at which point the Ownership Threshold will apply again.

This limitation on beneficial ownership may be increased, decreased or terminated, in the sole discretion of each holder of the Warrants, upon sixty-one (61) days’ written notice to us by such holder of the Warrants.

Fundamental Transaction.

In the event we effect certain reorganizations, reclassifications, recapitalizations, consolidations, mergers or transfers in which our Common Stock is effectively converted into or exchanged for other securities or assets, then, in each such case, the Warrants shall thereafter be exercisable for the same kind and amount of securities or assets, or both, which were issuable or distributable to the holders of outstanding Common Stock upon each such reorganization, reclassification, recapitalization, consolidation, merger or transfer, in respect of that number of shares of Common Stock for which each Warrant could have been exercised immediately prior to such reorganization, reclassification, recapitalization, consolidation, merger or transfer; and, in any such case, appropriate adjustments (as determined in good faith by our Board).

Adjustments for Stock Events.

The exercise price and the number and type of securities purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of stock dividends and stock splits, reverse stock splits and other subdivisions of our common stock. The exercise price of the Warrants shall be proportionately decreased or increased upon the occurrence of any of the foregoing but in no event shall the exercise price be less than the par value of our Common Stock.

Transferability.

Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Warrant to us with a completed and signed assignment in the form attached to the Warrant.

No Impairment.

We will not, by amendment of the Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants. Without limiting the generality of the foregoing, we (i) will not increase the par value of any shares of Common Stock receivable on the exercise of the Warrants above the amount payable therefor on such exercise and (ii) will take all such action as may be necessary or appropriate in order that we may validly and legally issue fully paid and non-assessable shares of stock on the exercise of the Warrants.

Reservation of Stock Issuable Upon Exercise of Warrants.

So long as any of the Warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of Common Stock equal to at least 100% of the maximum number of shares of Common Stock issuable upon the exercise of all of the Warrants then outstanding. If at any time the unissued number of authorized shares is not sufficient to satisfy this requirement, we will be required to increase the number of authorized shares such that the number of authorized and unreserved shares of Common Stock is equal to 100% of the maximum number of shares of Common Stock issuable upon the exercise of all of the Warrants then outstanding.

No Exchange Listing of Warrants.

There is no established public trading market for the Warrants. We do not plan on making an application to list the Warrants on any national securities exchange or other nationally recognized trading system. Our Common Stock issuable upon exercise of the Warrants is listed on NASDAQ.

Amendment and Waiver.

Any term of the Warrants may be amended or waived with our written consent and the written consent of the holder of such Warrant.

Rights as a Stockholder.

Except as set forth in the Warrant, the holder of a Warrant, solely in such holder’s capacity as a holder of a Warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

PLAN OF DISTRIBUTION

We have entered into a securities purchase agreement (the “Securities Purchase Agreement”) with investors for the purchase of units, with each unit consisting of one share of Series A Preferred Stock and a Warrant to purchase               shares of our Common Stock. The Securities Purchase Agreement contains customary representations and warranties by us and each of the purchasers, and provides that the obligations of the purchasers to purchase the securities are subject to certain customary conditions precedent. The Purchase Agreement also contains customary prohibitions on certain Company payments, the incurrence of certain senior and pari passu debt certain affiliate transactions and the incurrence of certain liens. All of the units sold in this Offering will be sold at the same price and we expect a single closing.

This Offering is a best efforts offering being made directly by us, without an underwriter or placement agent. We are not required to sell any specific number or dollar amount of securities in this Offering, but will use our best efforts to sell the securities offered. We will receive all of the proceeds from any securities sold in this Offering. We currently estimate offering expenses of approximately $            million, including a one-time fee payable to a potential investor and the reasonable and documented out-of-pocket expenses incurred by such potential investor of the units for the fees and documented disbursements of such investor’s legal counsel incurred in connection with this Offering.

The transfer agent and registrar for our Series A Preferred Stock and Common Stock is Broadridge Corporate Issuer Solutions, Inc., our current transfer agent, with a mailing address of 5 Mercedes Way, Edgewood, NY 11717.

For the complete terms of the Securities Purchase Agreement, you should refer to the form Securities Purchase Agreement which is to be filed as an exhibit to a Current Report on Form 8-K filed with the SEC in connection with this Offering and is incorporated by reference into the Registration Statement of which this prospectus supplement is part.

LEGAL MATTERS

The validity of the Series A Preferred Stock, the accompanying Warrants and the Common Stock underlying each of them offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Hogan Lovells US LLP.
EXPERTS

The consolidated financial statements of Fibrocell Science, Inc. as of December 31, 2015 and for the year ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2015 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Fibrocell Science, Inc. appearing in Fibrocell Science, Inc.’s 2015 Annual Report on Form 10-K as of December 31, 2014 and for the years ended December 31, 2014 and December 31, 2013 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement and the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed under the heading “Incorporation of Certain Information by Reference” on page S-53 of this prospectus supplement. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address or telephone number:

Office of the Corporate Secretary
Fibrocell Science, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus supplement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 10, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 5, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 4, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 3, 2016;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2016, to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015;

•
Our Current Reports on Form 8-K filed with the SEC on January 4, 2016 (except Item 7.01 and Exhibit 99.2), January 21, 2016, April 18, 2016 (except Items 2.02 and 7.01 and Exhibits 99.1 and 99.2), April 25, 2016 (except Item 7.01 and Exhibit 99.1), June 8, 2016, June 27, 2016, June 30, 2016 and July 27, 2016, August 9, 2016, September 8, 2016, October 5, 2016 (except Item 7.01 and Exhibit 99.1), November 9, 2016, December 19, 2016, January 9, 2017, January 26, 2017, February 13, 2017, February 23, 2017, March 1, 2017 and March 3, 2017; and

•
The description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-31564) filed on August 28, 2014, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

To obtain copies of these filings, see “Where You Can Find More Information” on page S-52 of this prospectus supplement.

PROSPECTUS

Fibrocell Science, Inc.

$150,000,000
Common Stock, Preferred Stock,
Debt Securities, Warrants, Units And Subscription Rights

This prospectus covers our offer and sale from time to time of any combination of common stock, preferred stock, debt securities, warrants, units or subscription rights described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer and sell. Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. The aggregate offering price of all securities sold by us under this prospectus may not exceed $150,000,000.
The securities may be offered and sold by us from time to time at fixed prices, at market prices or at negotiated prices, and may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution” in this prospectus and in the applicable prospectus supplement.
Our common stock is currently listed on The NASDAQ Capital Market on The Nasdaq Stock Market LLC (“NASDAQ”) under the symbol “FCSC”. On January 20, 2016, the last reported sale price of our common stock on NASDAQ was $2.96 per share.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in these securities involves risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus. We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
This prospectus is dated February 9, 2016.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC. This prospectus covers the primary offering by us of up to an aggregate of $150,000,000 of securities. We may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
“Fibrocell,” “Company,” “we,” “us” and “our” refer to Fibrocell Science, Inc. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.fibrocell.com. The content contained in, or that can be accessed through, our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on March 13, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 that we filed with the SEC on May 8, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 that we filed with the SEC on August 7, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 that we filed with the SEC on November 5, 2015;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015, to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014;

•
Our Current Reports on Form 8-K filed with the SEC on March 18, 2015, April 21, 2015 (except Item 7.01 and Exhibit 99.1), May 1, 2015, May 12, 2015, June 8, 2015 (except Item 7.01 and Exhibit 99.1), June 24, 2015, July 20, 2015 (except Item 7.01 and Exhibit 99.1), July 21, 2015 (except for Item 2.02 and Exhibit 99.1), July 22, 2015, July 27, 2015, September 8, 2015, September 16, 2015, September 25, 2015, January 4, 2016 (excluding Item 7.01 and Exhibit 99.2), January 8, 2016 (including Item 2.02 but excluding Item 7.01 and Exhibit 99.1) (Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data contained in Item 2.02. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.) and January 21, 2016;

•
The description of our common stock contained in our registration statement on Form S-3, filed on August 15, 2013, which description is incorporated in the Form 8-A filed with the SEC on August 28, 2014, and any amendment or reports filed for the purpose of updating that description;

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Fibrocell Science, Inc., 405 Eagleview Boulevard, Exton, Pennsylvania 19341, Attention: Chief Financial Officer, telephone (484) 713-6000.
The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.
Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or any corresponding exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report or this prospectus, is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.
These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part in their entireties.
RISK FACTORS
Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

FIBROCELL SCIENCE, INC.
Overview
We are an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs. All of our product candidates use our proprietary autologous fibroblast technology. Fibroblasts are the most common cells located in skin and connective tissue and are responsible for synthesizing extracellular matrix proteins that provide cellular structure and support. Our autologous fibroblast technology uses our patented manufacturing process, which involves collecting small skin biopsies from patients, separating the tissue into its component cells, then expanding the fibroblast cells using classic tissue culture techniques until the numbers are adequate for repeated injection. In this manner, each patient is treated with cells that were cultivated from his or her own dermal tissue (i.e., autologous).
Our current clinical and preclinical development program pipeline consists of the following:

Personalized Biologics	Indication	Research	Pre-Clinical Development	Phase I	Phase II	Phase III
azficel-T *	Chronic Dysphonia					
FCX-007 [√] Orphan Product Candidate	Recessive Dystrophic Epidermolysis Bullosa (RDEB)					
FCX-013 [√]	Linear Scleroderma					
New ECC Program[√]	Gene Therapy for Inflammatory / Degenerative Joint Diseases					

* azficel-T BLA currently FDA-approved for the treatment of nasolabial fold wrinkles in adults

√ Program partnered with Intrexon

Our most advanced development program is azficel-T for the treatment of chronic dysphonia resulting from vocal cord scarring or atrophy. We are currently in a Phase II clinical trial for this indication. We have completed dosing in this trial and expect to announce efficacy results in the second quarter of 2016.
In collaboration with Intrexon, we are also in preclinical development with two gene-therapy product candidates. Our lead gene-therapy product candidate, FCX-007, has received orphan drug designation as well as rare pediatric disease designation from the U.S. Food and Drug Administration (“FDA”) and is in late-stage preclinical development for the treatment of recessive dystrophic epidermolysis bullosa (“RDEB”), a devastating, rare, congenital, painful, progressive blistering skin disease that typically leads to premature death. We are also in preclinical development of our second gene-therapy product candidate, FCX-013, for the treatment of linear scleroderma, an excess production of extracellular matrix characterized by skin fibrosis and linear scars. We plan to seek orphan drug designation for FCX-013.
We also recently expanded our collaboration with Intrexon to pursue the research, development and commercialization of products for the treatment of chronic inflammation and degenerative diseases of human joints, including arthritis and other related conditions, through intra-articular or other local administration of genetically modified fibroblasts.

Development Programs
Azficel-T for Chronic Dysphonia
Dysphonia is a reduction in vocal capacity and is caused by damage to the fibroblast layer of the vocal cords, which limits airflow and results in severe and significant limitations in voice quality. Depending on the severity of dysphonia, a patient’s resulting voice is hoarse or raspy and is perceived by sufferers as a communication disorder. Severe cases can lead to a total loss of voice. We estimate that approximately 64,000 patients in the U.S. suffer with vocal fold scarring resulting in chronic or severe dysphonia. No long-term effective therapy is presently available, and rehabilitation of subjects (for example, with voice therapy) is difficult. In our Phase I clinical trial of azficel-T for chronic dysphonia, which involved a feasibility study to determine the safety and efficacy of injections for the treatment of chronic dysphonia in patients who had failed to improve following currently available treatments, a positive trend of sustained improvement was noted in a majority of clinical trial subjects. Our Phase II clinical trial for chronic dysphonia currently in progress is a double-blind, randomized, placebo-controlled trial that is designed to test the safety and efficacy of azficel-T in subjects with chronic dysphonia caused by idiopathic vocal cord scarring or atrophy. Efficacy endpoints will be assessed four months after administration of final treatment. We have completed dosing in this trial and expect to report efficacy results in the second quarter of 2016.
FCX-007 for RDEB
Recessive dystrophic epidermolysis bullosa is a congenital, progressive, devastatingly painful and debilitating genetic disorder that often leads to death, and is the most severe form of dystrophic epidermolysis bullosa (“DEB”). RDEB is caused by a mutation of the COL7A1 gene, the gene which encodes for type VII collagen (“COL7”), a protein that forms anchoring fibrils. Anchoring fibrils hold together the layers of skin, and without them, skin layers separate causing severe blistering, open wounds and scarring in response to any kind of friction, including normal daily activities like rubbing or scratching. Children who inherit the condition are often called “butterfly children” because their skin is as fragile as a butterfly’s wings. We estimate that there are approximately 1,100 - 2,500 RDEB patients in the United States. Current treatments for RDEB address only the sequelae, including daily bandaging, hydrogel dressings, antibiotics, feeding tubes and surgeries.
FCX-007, our lead gene-therapy product candidate, is an autologous fibroblast cell genetically modified to express COL7. We are developing FCX-007 in collaboration with Intrexon. We submitted an investigational new drug application (“IND”) for FCX-007 to the FDA in July 2015. In September 2015, we received feedback from the FDA on the IND which required us to delay the initiation of our proposed Phase I/II clinical trial. The FDA’s feedback related to the areas of chemistry, manufacturing and controls (“CMC”), toxicology and our proposed Phase I/II clinical trial protocol. Although the hybrid pharmacology/toxicology study performed based on the injection of FCX-007 into human skin that was xenografted onto SCID (severe combined immunodeficiency) mice was included in the IND and showed no signs of toxicity, the FDA requested that we execute a toxicology-specific study in which FCX-007 will be injected in non-grafted SCID mice. We have initiated this new toxicology study, and we expect to amend the IND in response to the FDA’s feedback and to include data from the new study in the first quarter of 2016. As a result, we now expect to initiate a Phase I/II clinical trial for FCX-007 in the second quarter of 2016 subject to successful completion of the new toxicology study and addressing the FDA’s other feedback.
FCX-013 for Linear Scleroderma
Linear scleroderma is a localized autoimmune skin disorder that manifests as excess production of extracellular matrix characterized by fibrosis and linear scars. The linear areas of skin thickening may extend to underlying tissue and muscle in children which may impair growth and development. Lesions appearing across joints can be painful, impair motion and may be permanent. Current treatments only address symptoms, including systemic or topical corticosteroids, UVA light therapy and physical therapy.
Our second gene-therapy product candidate, FCX-013, is also being developed in collaboration with Intrexon and is currently in preclinical development for the treatment of linear scleroderma. Our product development efforts to date have included gene selection and design, transduction efficiency and protein expression analysis, ligand development for use in connection with Intrexon’s proprietary RheoSwitch Therapeutic System (“RTS”) expression technology and analytical assay design. RTS is a biologic switch activated by a small molecule ligand that provides the ability to control level and timing of protein expression in those diseases where such control is critical. We have also successfully completed a proof-of-concept study for FCX-013 in which the primary objective was to determine whether the product candidate had the potential to reduce dermal thickness in fibrotic tissue. In this study, FCX-013 was evaluated in a bleomycin-induced scleroderma model, utilizing SCID mice. Data from the study demonstrated that FCX-013 reduced dermal thickness of fibrotic tissue to levels similar to non-bleomycin (saline) treated skin and further reduced the thickness of the sub-dermal muscle layer. FCX-013 will now be advanced into dose ranging studies for product optimization. We expect to submit an IND for FCX-013 to the FDA in 2017.
Research Collaboration with UCLA
We have a scientific research collaboration with the Regents of the University of California, Los Angeles (“UCLA”) focusing on discoveries and technologies related to regenerative medicine. The technologies from this collaboration with UCLA may provide new development programs.
Commercial Programs
LAVIV (azficel-T) for Nasolabial Fold Wrinkles
LAVIV (azficel-T) is an FDA-approved biological product that uses our proprietary autologous fibroblast technology for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults. In 2013, we shifted our strategic focus to rare skin and connective tissue diseases, resulting in the clinical and preclinical product candidates mentioned above. As a result, we no longer actively market or promote LAVIV to physicians but will continue to accept prescriptions, for which we expect a nominal amount in 2016. Given the limited use of LAVIV, we are experiencing difficulties in recruiting a sufficient number of subjects for the postmarketing study that the FDA required as a condition for the approval of LAVIV. We are actively engaged in discussions with the FDA about how to fulfill the requirement in light of the limited population of LAVIV users.
Corporate Information

Our corporate headquarters is located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341. Our phone number is (484) 713-6000. Our corporate website is www.fibrocell.com. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used to fund the development of our clinical and preclinical programs, for other research and development activities and for general corporate purposes, which may include capital expenditures and funding our working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. Pending such uses, we may invest the net proceeds in investment grade interest-bearing securities.
The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from the offering and progress with our clinical development programs. Expenditures will also depend upon the establishment of collaborative arrangements with other companies, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities.

RATIO OF EARNINGS TO FIXED CHARGES
Any time debt securities are offered pursuant to this prospectus, we will provide a table setting forth our ratio of earnings to fixed charges on a historical basis in the applicable prospectus supplement, if required.
GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER
We may offer shares of our common stock and preferred stock, various series of debt securities, warrants or units or subscription rights to purchase any of such securities, with a total value of up to $150,000,000, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends;

•	redemption, conversion or exchange terms;

•
conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants;

•	voting or other rights; and

•	important federal income tax considerations.
The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement at the time of its effectiveness or offer a security of a type that is not described in this prospectus.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 20, 2016, we had 43,898,785 shares of our common stock outstanding and zero shares of preferred stock outstanding. In addition, we had outstanding options to purchase 3,133,344 shares of common stock outstanding at a weighted average exercise price of $6.23 per share and warrants to purchase 5,666,779 shares of common stock outstanding at a weighted average exercise price of $7.14 per share.
Common Stock
Voting Rights
Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for any purpose is not authorized.
Dividends
Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock shall be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors without distinction to series.

Liquidation
Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.
No Preemptive or Similar Rights
Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights.
Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents
Provisions of Delaware law and our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Fourth Amended and Restated Bylaws (the “Bylaws”) could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.
Our Certificate of Incorporation provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders’ meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.
Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors, our Chairman of the Board of Directors, our Chief Executive Officer or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his, her or its intention to bring that business before the meeting. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Preferred Stock
Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.

DESCRIPTION OF DEBT SECURITIES
This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.
We may offer under this prospectus up to $150,000,000 aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for a public offering price of up to $150,000,000. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. A form of indenture, which will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended, is filed as an exhibit to the registration statement.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by an indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.
We can issue debt securities that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•
the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•
if payments of principal of, and premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, and premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•
any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into other securities. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Payment of Interest and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.
Certificated Debt Securities
You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may transfer certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.
Book-Entry Debt Securities
We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.
DESCRIPTION OF WARRANTS
General
We may issue warrants to purchase debt securities, common stock, preferred stock or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•
the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and

•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.
DESCRIPTION OF UNITS
As specified in any applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.
DESCRIPTION OF SUBSCRIPTION RIGHTS
As specified in any applicable prospectus supplement, we may issue subscription rights consisting of one or more debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

PLAN OF DISTRIBUTION
We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers in a public offering and sale by them;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•
through block trades in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	in any manner, as provided in the applicable prospectus supplement.
Each time we offer and sell securities under this prospectus, we will file a prospectus supplement. The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
We may sell the securities through agents from time to time and may enter into arrangements for “at-the-market” offerings or similar transactions. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. An agent may also choose to purchase securities for its own account, as principal.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In offering the shares covered by this prospectus, any broker-dealers and any other participating broker-dealers who execute sales, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by such broker-dealers may be deemed to be underwriting discounts and commissions.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on NASDAQ. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.
The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.
EXPERTS
The consolidated financial statements of Fibrocell appearing in its Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Fibrocell’s internal control over financial reporting as of December 31, 2014, have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
Pepper Hamilton LLP will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

Shares of Series A Convertible Preferred Stock

Warrants to Purchase up to Shares of Common Stock

FIBROCELL SCIENCE, INC.

_____________________

Prospectus Supplement
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, 2017